UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

EFT BIOTECH HOLDINGS, INC.
 (Exact name of small business issuer as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or Organization)	22-1211204 (I.R.S. Employer Identification No.)

929Radecki Court City of Industry, CA	91789
(Address of Principal Executive Offices)	(Zip Code)

Issuer's Telephone Number: (626) 581 - 0388

With Copies to:
Virginia K Sourlis, Esq.
The Sourlis Law Firm
2 Bridge Avenue
The Galleria
Red Bank, New Jersey 07701
Telephone: (732) 530-9007

Securities to be registered under Section 12(b) of the Act:

Title of each class To be registered N/A	Name of each exchange on which Each class is to be registered N/A

Securities to be registered under Section 12 (g) of the Act:

Common Stock, par value $0.0001 per share
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

ITEM 1.                      BUSINESS.

General

EFT BioTech Holdings, Inc. is an E-Business company designed around the concept of Business-to-Customer using the World Wide Web as our storefront and business platform, with products lines in numerous different markets. By covering several markets, we believe we can keep our sales diversified and active. We believe that having only one single product line could possibly limit repeat business from that customer to products only in that line.

We offer over 22 different nutritional products, of which 21 are oral sprays, 18 different personal care products consisting of various beauty products; two automotive products, an environmentally friendly house cleaner and flip top portable drinking container which contains a filter to remove impurities from the water.

We market and sell our products through an internet platform which consists of us selling our products directly to members of our Affiliate program (“Affiliates”) through our website, www.eftb.us, for personal use or resale directly to consumers. Although our products are available for sale throughout the world, most of our Affiliates and consumers are located in China and Hong Kong.  Our main demographic are Asian people between the ages of 20 to 50 years old who we believe are likely to order the American merchandise brands advertised on our website.

The contents of our website are not incorporated by reference herein.

Affiliates can only join our program by being recommended by another Affiliate and by submitting an application through our website. Once a member, an Affiliate places an order and pays for the products purchased.  We then ship the products to the Affiliate who then is free to either use them or resell them to other parties.

We also pay the Affiliate a commission on products purchased by other Affiliates introduced by the Affiliate to the Company. Affiliates are not required to buy products, recruit others, attend meetings or report to us. Affiliate commissions are issued in the form of a pay card. Commissions are credited in U.S. Dollars and can be withdrawn in local currency at an ATM in the country of the Affiliate.  Commissions are credited in U.S. Dollars and can be withdrawn in local currency at an automated teller machine (ATM) in the country of the Affiliate.  By using this method, we eliminate cumbersome accounting chores such as issuing checks, reconciling bank statements and keeping up with escheat laws. This method helps us to keep our accounting staff smaller than it would be if we used a check payment method, thereby saving operating expenses.

Many consumers in Hong Kong and China do not have direct access to many American merchandise brands. Our goal is to provide these consumers with access to American merchandise brands by providing the means for such consumers to overcome the cultural and language barriers that may be currently restricting access to the purchase of many American products. We offer services that span from marketing to delivery, thereby providing American merchants with access and distribution to the Asian consumer markets. American companies are often reluctant to commence operations in Asia due to cultural differences and language barriers. Additionally, foreign companies generally need to make substantial investments in market research to study foreign consumer behavior. Similarly, language barriers make it difficult for companies to communicate effectively and to create awareness of their products in the overseas market. Asian consumers also face a language handicap when ordering merchandise directly from the websites of American brand merchandisers, as the majority of these websites are in English. We will act as a bridge over the internet between Asian consumers and American merchandise brands. We do not have any contracts or agreements with any American merchants to market our products at this time.

Our objective is to foster a high-quality customer experience that engages Asian consumers into long-term customer relationships. We provide high-quality customer service and a large selection of American branded/manufactured products.

The Company’s Common Stock is currently traded on the Pink OTC Markets Inc. (the “Pink Sheets”) under the ticker symbol “EFTB.”  Upon the effectiveness of this Registration Statement on Form 10, Buckman, Buckman & Reid, Inc. intends to file an application with FINRA for authorization to act as a market maker of our common stock on the OTC Bulletin Board.  Buckman, Buckman & Reid, Inc. served as the placement agent of our Units in the Regulation S Offering commenced on April 25, 2008 which expired on October 25, 2008 and which is discussed below.

As of the date of this Registration Statement, there are 75,983,205  shares of Common Stock outstanding of the Company Stock, 52,600,000 of which (approximately 69.2%) are beneficially held or controlled by the executive officers and directors of the Company.  As of the close of business on December 9, 2008, the last sales price of our common stock was $3.70.

Organizational History

EFT BioTech Holdings, Inc., (formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc.) was incorporated in the state of Nevada on March 19, 1992 (“EFT Holdings” or the “Company”).

On November 7, 2007, HumWare Media Corporation changed its name to EFT BioTech Holdings, Inc. and effected a reverse stock split of 20,000 shares of common stock for 1 share of common stock, which resulted in a decrease in the total amount of common shares then issued and outstanding.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its Common Stock in connection with a share exchange with EFT BioTech, Inc. (“EFT BioTech”), a Nevada corporation formed on September 18, 2007, pursuant to which the Company acquired 100% of the issued and outstanding shares of EFT BioTech in consideration for 53,300,000 shares of the Company’s Common Stock, representing 87.01% of the Company’s capital stock on a fully-diluted basis.

Upon the consummation of the merger, EFT BioTech became a wholly-owned subsidiary of EFT Holdings.  The Company is a holding company and conducts its business through the operations of EFT BioTech and EFT BioTech’s wholly-owned subsidiary, EFT Limited (BVI).  EFT Limited (BVI) also has four wholly-owned subsidiaries: EFT, Inc., Top Capital, Ltd. (BVI), EFT (HK), Ltd. and EFT International Ltd. (BVI).  Therefore, the information in this Registration Statement concerning the Company’s business and operations pertains to EFT Holdings and its subsidiaries.  Terms such as “EFT,” “we,” “us,” “our” and similar phrases pertain to EFT BioTech Holdings, Inc. and its subsidiaries.

Below is our corporate chart:

On July 18, 2008, the Company loaned $1,567,000 to Excalibur International Marine Corporation (“Excalibur”), a shipping company located in Taiwan.  The loan was not evidenced by a written note, was not interest bearing and was due upon demand.

On July 15, 2008, the Company signed a loan agreement with Excalibur to lend $19,193,000 (New Taiwan Dollar 582,452,000) expiring at the end of October 2008. The loan is not interest bearing and secured by Excalibur’s vessel.

On September 23, 2008, the Company signed a loan agreement with Excalibur to lend $2,000,000 at interest rate of 3.75% per month with a term of no more than 60 days.

On October 20, 2008, EFT Investment Co., Ltd. was formed as a wholly-owned subsidiary of EFT BioTech Holdings, Inc.  EFT Investment Co., Ltd was formed in Taiwan.

On October 25, 2008, EFT Investment Co., Ltd., a wholly-owned subsidiary of EFT BioTech Holdings, Inc. formed in Taiwan, completed the acquisition of 58,567,750 shares of common stock of Excalibur, representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000.

On November 14, 2008, all the amounts receivables from Excalibur were paid back in full.

EFT, Inc. leases and operates a 10,268 square foot fulfillment facility located in the City of Industry, California. We have 20 employees who work in this division.  Top Capital (BVI) owns the Company’s inventory.

Our sales divisions are EFT (HK) Ltd and EFT International Ltd.  We have 10 employees who work in these divisions.

Unless otherwise noted, the information in this Registration Statement concerning the Company’s business and operations pertains to EFT BioTech Holdings, Inc. and its subsidiaries.   Terms such as “EFT,” “we,” “us,” “our” and similar phrases pertain to EFT BioTech Holdings, Inc and its subsidiaries.

Regulation S Private Placement

In March 2008, we commenced a private placement of up to ten million (10,000,000) Units, exclusively to non-U.S. residents at a purchase price of $3.80 per Unit under the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S thereunder due to the fact that offers and sales were only made to non US residents.

Each Unit consists of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the “Warrant”).  Each Warrant is exercisable to purchase one share of Common Stock at $3.80 per share until the second anniversary date of the date of issuance. The Warrants are redeemable, on a pro rata basis, by the Company at a purchase price of $0.0001 per share within 30 days from the 10th consecutive trading day that the closing sales price, or the average of the closing bid and asked price in the event that the Company’s Common Stock trades on the OTC or any public securities market within the U.S., of the Company’s Common Stock is at least $11. Buckman, Buckman & Reid, Inc. acted at the placement agent of the Units (“Buckman” or the “Placement Agent”).

The private placement terminated on October 25, 2008. As of such date, the Company has sold an aggregate of 14,890,040 Units for net proceeds of $56,582,152 consisting of a total of 14,890,040 shares of Common Stock and 14,890,040 Warrants. As of September 30, 2008, none of the warrant holders have exercised their warrants.

As of September 30, 2008, the Company has used $22,760,000 of the net proceeds of sale of the Units for a loan. No Warrants have been exercised or redeemed.

The table below sets forth management’s currently planned allocation of the net proceeds of the offering.

Proceeds from Sale of Units
Category:	Amount (USD$):	Percentage of Net Proceeds:
Loan	$22,760,000	40%
Marketing Development	20,000,000	35%
Business Development	13,822,152	25%
TOTAL	$56,582,152	100%

The allocation of the net proceeds of the Offering set forth above represents our best estimate based upon our present plans and certain assumptions regarding general economic and industry conditions and our future revenues and expenditures. We reserve the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in our best interests. We will not however use any of the net proceeds to pay any debt or other obligations owed to any party or management without the consent of the Placement Agent.

Products

We conduct our business in several markets. By covering several markets, we believe we can keep our sales diversified and active. We believe that having only one single product line could possibly limit repeat business from that customer to products only in that line.

Nutritional Products

Our sprays are non-pharmaceutical nutritional products that are introduced into the body through a very fine mist sprayed directly into the mouth. The spray containers used to deliver our nutritional products are small, compact and easy to carry. A single dose from the spray container provides a fine mist that can be better absorbed by the body. The spray system maximizes the effectiveness of the dosage and reduces waste of the product. Each container holds approximately a one month supply.

Our products are all natural, made from pure ingredients, and are designed to address specific goals of the user; such as strengthening the immune system; assisting in weight loss; helping to overcome a sore throat and fighting off colds. Each spray product has been formulated to address specific need, symptom and condition. We make no claims as to the products curing any medical condition, or preventing any medical ailment. Our products have not been tested and/or approved by the FDA, as with all non-prescription products.

We currently offer 22 different nutritional products for various purposes. Other than the Rooibos Tea, all of the following are ingestible spray products:

1.	CardioSupport;
2.	Colloidal Silver;
3.	Colostrum;
4.	Deer Antler Velvet Plus;
5.	Essential 90+;
6.	GlucoBalance;
7.	Live Support;
8.	Memory Plus;
9.	MSM;
10.	PerformPlus;
11.	Re-Live Again;
12.	ReishiPlus;
13.	Rooibos Tea;
14.	Slim’n Easy;
15.	Slumber Plus;
16.	Spray-EEZE;
17.	Super Hydro-Oxy;
18.	Super Hydro-Oxy (Large);
19.	Super Re-vitalizer;
20.	Super Silica;
21.	Super Cal; and
22.	Vision Plus.

Personal Care Products

We currently offer the following 18 different Personal Care products;

1.	Bust Cream: An herbal cream containing natural ingredients for the purpose of stimulating the development of the breast tissue and tightening and firming of the breast.

2.
Daily Eye Treatment:  A soothing and hydrating eye cream for the purpose of reducing puffiness, fine lines and the effects of stress and fatigue.  It contains collagen, elastin, and camellia leaf along with glycolic acid.

3.	Lip gloss: A long lasting moisturizing lipstick.

4.	Pressed Mineral Powder: A multi-functional face power containing zinc, vitamins A and E along with green tea extract.

5.
Fountain of Youth: A daily skin care regimen including a synergistic blend of 10 Oriental Herbs for the purpose of skin brightening, cleaning, and anti-wrinkle effects. Ingredients include Wild Strawberry Fruit, Chinese Matrimony Vine, Licorice, Maesil (Ume) Fruit, Camellia Tea, Black Rice, Cucumber Fruit, Cudrania Tricuspidata Bark, Uuron-cha Ekisu and Pear Fruit.

6.	Gold Cream: A topical cream containing Colloidal Gold for the purpose of relieving pain associated with arthritis, stiff and swollen joints, sprains, strains, muscle spasms, bursitis and tendonitis.

7.	Instant Whitening Cream: A cream for the purpose of brightening overall complexion, lightening age spots, liver spots and sun damaged skin.

8.	Lifting Masque: A 20 minute masque for the purpose of reducing the visible signs of aging while lifting, tightening, and refining the pores of the skin.

9.
Magik Glove: A non-greasy lotion for hand protection against the damaging effects of dirt, grease, grime, multi-component paints, oils, solvents, adhesives, chemicals, resins, corrosives, irritants, inks, dyes, toner, toxins and many other substances.

10.
Nia 3 Plus 1 Lash & Line: Contains mascara and eyeliner package containing two shades in one sleek tube- dark brown mascara and navy blue mascara. The second tube features black mascara and black eyeliner.  These shades will enhance any eye shape or color.

11.	Nia Concealer: A light colored concealer for the purpose of providing coverage for any skin imperfection as in darkness around the eyes, blemishes and to even out skin tones.

12.	Nia Eye Color: A palette of four color-coordinated eye shadows: Pearl grey, Soft pink, Cranberry and Charcoal.

13.	Nia Face and Body Powder: A jar containing face and body powder and powder puff.

14.	Nia Lip Magic: A lip gloss. Colors include Celebration Red with Pink shimmer and Plum Raisin with Peach shimmer.

15.	Progesterone Cream: A non-pharmaceutical cream containing natural ingredients for menopausal and postmenopausal women.

16.
Rooibos Tea Cream: A skin cream containing Alpha-Hydroxy acids, antioxidant, Vitamin B, Vitamin C and Vitamin E also lot of minerals which zinc, potassium, calcium, copper etc. plus adding DHEA for more nutrition for the skin.

17.
The Collection: A makeup kit containing Face Primer, Silk Whipped Foundation, Wet/Dry Powder.  Eye Shadow, Black eye pencil, Pressed Shimmer Powder, Shimmer Blush, Long Lasting Lipstick, Lip Gloss Palate, Cream Lipstick, and Coordinating Lip Pencils.

18.	Travel Kits.

Automotive Additive Products

We currently offer the following two different automotive products:

1.	Fast Team Plus: A tire sealant solution for the purpose of protecting a tire against air loss.

2.	MotoMax: A biodegradable solution to regulate an engine’s temperature.

Environmentally Friendly Home Cleaning Product

Natural Clean: We currently offer  Natural Clean; a 100% biodegradable multi-purpose cleaning solution that aids in the clean-up and removal of a number of different stains and spills including grease, tar, crayons, pet stains, soap film, blood, ink and make-up. Natural Clean is non-toxic, non-caustic, non-pollutant, non-flammable and non-rusting and can be used for cleaning kitchens, baths and cars as well being used as an insect repellant when applied on skin or clothing.

Other

Flip-Top Portable Filter: We also offer our Flip-Top Portable Filter – a 24-ounce drinking container in a portable tote and featuring a filtration system which can be easily replaced with cartridges designed for various water condition for “sip and enjoy” drinking.

Distribution of Our Products

Our products are sold exclusively on the Internet.  Customer orders are filled using the following general process:

•	We buy product ingredients, packaging materials, containers and boxes from third parties located in China and, in the case of our Rooibos tea, South Africa;

•	We have those products shipped to New York City for packaging by other third parties;
•	We have the completed products sent to our fulfillment center located in the City of Industry in California; and
•	We then ship our products to our Affiliates in China and Hong Kong who sell them to consumers.

A person becomes an Affiliate by submitting an application through our website. After an Affiliate places an order and pays for the products purchased, we ship the products to the Affiliate who then sells them to consumers.   The Affiliate receives a commission on the products sold.   We also pay the Affiliate a commission on products sold by other Affiliates introduced by the Affiliate to the Company. Affiliates are not required to buy products, recruit others, attend meetings or report to us.

Affiliate commissions are issued in the form of a pay card. Commissions are credited in U.S. Dollars and can be withdrawn in local currency at an ATM in the country of the Affiliate.

Business-to-Consumer (B2C) Internet Marketing

We market our products to Affiliates through an internet platform which consists of us selling our products directly to members of our Affiliate program through our website, www.eftb.us.  The contents of our website are not incorporated by reference herein.

Our main demographic are Asian people between the ages of 20 to 50 years old who are concerned with their health and beauty and who we believe are likely to order the American merchandise brands advertised on our website. We believe we are a value-added bridge between Asian consumers and American merchandise brands. The Company provides American merchandise brands to Asian consumers and also serves as a gateway for American suppliers to the Asian retail market. Throughout all of our marketing and promotional activities, we seek to present a consistent brand image.

We intend to be able to create an extensive proprietary database of customer information including customer demographics, purchasing history, and proximity to an existing or planned premium retail store. We believe our ability to effectively design and manage our future marketing and promotional programs is enhanced by this source of information, allowing us to adjust the frequency, timing and content of each program to maximize the benefit gained. We have not yet developed our database systems and plan to begin so in the second quarter of 2008.

Significant Vendors

Names	Addresses	Products
De Sari	808 Meridian Cir, Corona, CA 92882	Cosmetics

Cornerstone, ltd	28241 Crown Valley Pkwy #425,	Anti-aging products
Laguna Niguel, CA 92677

Palmer Natural Products	831 S. State ST. #C, San Jacinto, CA 92583	Nutritional products

Spectrum Chemical Mfg. Corp	14422 So. San Pedro St, Gardena, CA 90248	Fuel additive

Chemtec Chemical Co.	21900 Marilla ST, Chatsworth, CA 91311	Alkamuls

Werner G. Smith, Inc.	P.O. BOX 73671, Cleveland, OHIO 44193	Fuel additive

Ever Spring, Inc.	17588 E Rowland ST #236	Cosmetics
City of Industry, CA 91748

ABCO Holdings Inc.	29101 Tradewinds Circle	Nutritional products
	Lake Elsinore, CA 92530	& Cosmetics

BYS Company	P.O. Box 75, Murrieta, CA 92564	Nutritional products

LaVie	15748 Tettey 7	Cosmetics
Hacienda Heights. CA 91745

Polycil Health, Inc.	1125 Lindero Canyon Road A8	Nutritional Products
Suite#117
Westlake Village, Ca 91362

Significant Customers

None of our customers account for a significant portion of our business.

Competition

The distribution channels for our products are highly competitive. The internet online commerce market is rapidly evolving and intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. Many competitors in this area have greater financial, technical and marketing resources than our Company. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We believe that we are well-positioned within the Asian consumer market with our plan of supplying American merchandise brands to Asian consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have.

U.S Government Regulation

Our Company and our products are subject to regulation by the FDA, the FTC, State Attorneys General in the U.S., and the international regulatory authorities in the countries in which our products are produced or sold. Such regulations principally relate to the safety of our ingredients, proper labeling, advertising, packaging and marketing of our products. For example, in Japan, the Ministry of Health, Labor and Welfare requires our distributor to have an import business license and to register each personal care product imported into Japan. In addition, the sale of cosmetics products is regulated in the European Union member states under the European Union Cosmetics Directive, which requires a uniform application for foreign companies making personal care product sales. We believe that we are in substantial compliance with such regulations, as well as with applicable federal, state, local, international and other countries' rules and regulations governing the discharge of materials hazardous to the environment. There are no capital expenditures for environmental control matters either planned in the current year or expected in the near future. However, regulations that are designed to protect consumers or the environment have an influence on our products.

Under the FDC Act, cosmetics are defined as articles applied to the human body to cleanse, beautify or alter the appearance. Cosmetics are not subject to pre-market approval by the FDA but the product and ingredients must be tested to assure safety. If the product or ingredients are not tested for safety, a specific warning is required. The FDA monitors compliance of cosmetic products through random inspection of cosmetic manufacturers and distributors. The FDA utilizes an "intended use" doctrine to determine whether a product is a drug or cosmetic by the labeling claims made for the product. If a health or cosmetic product is intended for a disease condition or to affect the structure or function of the human body, the FDA will regulate the product as a drug rather than a cosmetic. The product will then be subject to all drug requirements under the FDC Act including pre-approval by the FDA of the product before future marketing. The labeling of health and cosmetic products is subject to the requirements of the FDC Act, Fair Packaging and Labeling Act and other FDA regulations. If the FDA considers label claims for our cosmetic products to be claims affecting the structure or function of the human body, our products may be regulated as drugs. If our products were regulated as drugs by the FDA, we would be required to conduct clinical trials to demonstrate safety and efficacy of our products in order to continue marketing such products. However, we may not have sufficient resources to conduct any required clinical studies and we may not be able to demonstrate sufficient efficacy or safety data to resume future marketing of such products. Any inquiries from the FDA or other foreign regulatory authorities into the regulatory status of our cosmetic products and any related interruption in the marketing and sale of those products could severely damage our brands and company reputation in the marketplace.

Properties

Our principal executive office consists of 6,500 square feet located at Langham Office Tower, 8 Argyle Street, Suite 3706, Kowloon, Hong Kong SAR.  This property is owned by the previous owners of Top Capital. We lease this property for five years ending 2012 for $50,000 per month.

We also lease a 1,700 square foot management office located at the Sino Financial Tower, 14th Floor, Wanchai, Hong Kong Island, Hong Kong SAR for $1 per month which will end December 31, 2008 and will not be renewed.

We also lease, through EFT, Inc., a 10,268 square foot facility center in the City of Industry in California for $9,035 per month pursuant to a lease, dated August 1, 2005, with Lee & Lee.  This lease expires on July 31, 2009.

We believe our properties are sufficient for our current operations.

Sources and Availability of Raw Materials and the Names of Principal Suppliers

We buy product ingredients, packaging materials, containers and boxes from third parties located in China and, in  the case of our Rooibos tea, South Africa. These raw materials are readably available and we are not dependent on any one supplier.   However, to the extent we are limited or prevented from acquiring raw materials and products from suppliers, in general, in China or South Africa, our operations could be disrupted until alternative suppliers are found which could negatively impact our business, financial condition and results of operations.

Dependence on One or a Few Major Customers

We do not currently depend on any one or more customers.

Intellectual Property

We do not currently hold any patents or trademarks, nor are we a party to any licenses, franchises, concessions, royalty agreements or labor contracts.

Research and Development Activities

During the last two fiscal years, we have not engaged in any research and development activities nor do we contemplate spending any time on such activities in the foreseeable future.

Environmental Laws

Our products are biodegradable and are not impacted by federal, state or local environmental laws.

Employees

As of the date of this Registration Statement, we have 30 full-time employees, 20 of whom work at our fulfillment center in the City of Industry, California and the remaining ten at our Kowloon, Hong Kong and Wanchai, Hong Kong offices.  We believe that the number of employees is satisfactory and do not currently anticipate hiring additional employees in the near future.

None of our employees are represented by a collective bargaining agreement. There are no pending labor-related legal actions against us filed with any state or federal agency. We believe our employee relations are good.

Legal Proceedings

We are not a party to, nor are we threatened with, any claims or legal actions that would have a material adverse impact on our financial position, operations or potential performance. We do not have any knowledge of any pending litigation.

ITEM 1A.                      RISK FACTORS.

An investment in our securities involves risk.  Please consider the following risks and uncertainties together with the other information presented in this Registration Statement, before investing in our securities.

Risks Related to Our Business

The extent of our sourcing and manufacturing may adversely affect our business, financial condition and results of operations.

Substantially all of our products are manufactured inside the United States and sold in Hong Kong and/or China.  As a result of the magnitude of this sourcing and shipping, our respective businesses are subject to the following risks:

•
political and economic instability in foreign countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods, or to an increase in transportation costs of raw materials or finished product;

•
the imposition of regulations and quotas relating to imports, including quotas imposed by bilateral agreements between the United States from where we primarily source our products and foreign countries, including China;

•	the imposition of duties, taxes and other charges on imports;
•	significant fluctuation of the value of the U.S. dollar against the Hong Kong Dollar, Chinese Yuan and other foreign currencies;
•	restrictions on the transfer of funds to or from foreign countries; and
•	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from acquiring products from foreign suppliers, our operations could be disrupted until alternative suppliers are found, which could negatively impact our business, financial condition and results of operations.

We operate on very tight delivery schedules and, if there are delays and expected delivery dates cannot be met, it could negatively affect our profitability.

If there is a delay in the delivery of goods and delivery schedules cannot be met, then our Affiliate and retail customers may cease doing business with us which would cause negative gross profits and therefore, our profitability. We may also incur extra costs to meet delivery dates, which would also reduce our company’s profitability.

We face intense competition and any failure to timely implement our business plan could diminish or suspend our development and possibly cease our operations.

The distribution channels for our products are highly competitive. From time to time in the Business to Consumer (B2C) e-commerce business, competitors, typically catalog and other online retailers, will attempt to secure contracts with various American merchandise brands to offer merchandise to their consumers. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have. In our electronic commerce sales, we face intense competition from other content providers and retailers who seek to offer their products and/or services at their own websites or those of other third parties. Our business will also be affected by existing competition, which the Company anticipates will intensify, and by additional entrants to the market who may already have the necessary technology and expertise, many of whom may have substantially greater resources than the Company.

Consumers concerns about purchasing items through the Internet as well as external or internal infrastructure system failures could negatively impact our e-commerce sales or cause us to incur additional costs.

The e-commerce business is vulnerable to consumer privacy concerns relating to purchasing items over the Internet, security breaches, and failures of Internet infrastructure and communications systems. If consumer confidence in making purchases over the Internet declines as a result of privacy or other concerns, e-commerce net sales could decline. We may be required to incur increased costs to address or remedy any system failures or security breaches.

Our business depends on the ability to source merchandise in a timely and cost-effective manner.

The merchandise intended to be sold by us will be sourced from a wide variety of American vendors. Our business depends on being able to find qualified American vendors and access products in a timely and efficient manner. All of the vendors must comply with applicable laws. Political or financial instability, changes in U.S. and foreign laws and regulations affecting the importation and taxation of goods, including duties, tariffs and quotas, or changes in the enforcement of those laws and regulations, as well as currency exchange rates, transport capacity and costs and other factors relating to foreign trade and the inability to access suitable merchandise on acceptable terms could adversely impact our results of operations.

We face significant inventory risks.

We are exposed to significant inventory risks that may adversely affect our operating results as a result of new product launches, rapid changes in product cycles, changes in consumer tastes with respect to our products and other factors. We must accurately predict these trends and avoid overstocking or under-stocking products. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it may be difficult to establish vendor relationships, determine appropriate product selection, and accurately forecast product demand. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. We carry a broad selection and significant inventory levels of certain products, such as consumer electronics, and we may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

We depend on third parties to manufacture all of the products we sell, and we don’t have any contracts with any of the manufacturers of our products. If we are unable to maintain these manufacturing relationships or enter into additional or different arrangements, we may fail to meet customer demand and our net sales and profitability may suffer as a result.

All of our products are contract manufactured or supplied by third parties. We don’t have any contracts with any of the manufacturers of our products. The fact that we do not have long-term contracts with our third-party manufacturers means that they could cease manufacturing these products for us at any time and for any reason. In addition, our third-party manufacturers are not restricted from manufacturing our competitors' products. If we are unable to obtain adequate supplies of suitable products because of the loss of one or more key vendors or manufacturers or our supplier agent or otherwise, our business and results of operations would suffer because we would be missing products from our merchandise mix unless and until we could make alternative supply arrangements. In addition, identifying and selecting alternative vendors would be time-consuming and expensive, and we might experience significant delays in production during this selection process. Our inability to secure adequate and timely supplies of merchandise would harm inventory levels, net sales and gross profit, and ultimately our results of operations.

Our manufacturers also may increase the cost of the products we purchase from them. If our manufacturers increase our costs, our margins would suffer unless we were able to pass along these increased costs to our customers. We may not be able to develop relationships with new vendors and manufacturers at the same prices or at all, and even if we do establish such relationships, such new vendors and manufacturers might not allocate sufficient capacity to us to meet our requirements. Furthermore, products from alternative sources, if any, may be of a lesser quality or more expensive than those we currently purchase. In addition, if we increase our product orders significantly from the amounts we have historically ordered from our manufacturers, our manufacturers might be unable to meet this increased demand. To the extent we fail to obtain additional products from our manufacturers, we may not be able to meet customer demand, which could harm our net sales and profitability.

Our third-party manufacturers may not continue to produce products that are consistent with our standards or applicable regulatory requirements, which could harm our brand, cause customer dissatisfaction and require us to find alternative suppliers of our products.

Our third-party manufacturers may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards or applicable regulatory requirements, as described below. If we are forced to rely on products of inferior quality, then our customer satisfaction and brand reputation would likely suffer, which would lead to reduced net sales. In addition, we may be required to find new third-party manufacturers to supply our products. There can be no assurance that we would be successful in finding third-party manufacturers that make products meeting our standards of quality.

In accordance with the Federal Food, Drug and Cosmetic Act, or FDC Act, and regulations enforced by the Food and Drug Administration, or FDA, the manufacturing processes of our third party manufacturers must comply with the FDA's current Good Manufacturing Practices, or cGMPs, for manufacturing drug products. The manufacturing of our cosmetic products are subject to the misbranding and adulteration sections of the FDC Act applicable to cosmetics. The FDA may inspect our facilities and those of our third-party manufacturers periodically to determine if we and our third-party manufacturers are complying with cGMPs and the FDC Act provisions applicable to manufacturing cosmetic products. We have limited control over the FDA compliance of our third-party manufacturers. A history of past compliance is not a guarantee that future FDA regulatory manufacturing requirements will not mandate other compliance steps with associated expense.

If we or our third-party manufacturers fail to comply with federal, state or foreign regulations, we could be required to suspend manufacturing operations, change product formulations, suspend the sale of products with non-complying specifications, initiate product recalls or change product labeling, packaging or advertising or take other corrective action. In addition, sanctions under the FDC Act may include seizure of products, injunctions against future shipment of products, restitution and disgorgement of profits, operating restrictions and criminal prosecution. If any of the above events occurs, we would be required to expend significant resources to comply with FDA requirements and we might need to seek the services of alternative third-party manufacturers. Obtaining the required regulatory approvals, including from the FDA, to use alternative third-party manufacturers may involve a lengthy and uncertain process. A prolonged interruption in the manufacturing of one or more of our products as a result of non-compliance could decrease our supply of products available for sale which could reduce our net sales, gross profits and market share, as well as harm our overall business, prospects, financial condition and results of operations.

Future increases in the price of gasoline may cut into our margins and if we are unable to pass those costs to our Affiliates, our profit margins will decrease.

We pay for the shipment of goods from our vendors.  The recent worldwide prices of gas have significantly and rapidly fluctuated in the recent past.  Increased fuel prices increases our costs of sales which decrease our profit margins of profit.  Future increases in the price of gasoline will decrease our profit margins to the extent we are unable to foresee them and pass on any increased costs to our Affiliates.  Decreased margins may have an adverse effect on our business and operations and adversely affect our stock price.

We are subject to the risks of doing business abroad.

Some of our products originate from abroad (e.g., our teas originate from South Africa) and all of our Affiliates are located in China and Hong Kong.  As such, we are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to such disruptions. Political or economic instability in the China or Hong Kong or elsewhere could cause substantial disruption in our business. This could materially adversely affect our financial condition and results of operations. Heightened terrorism security concerns could subject exported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with customers in United States dollars, the value of the United States dollar against local currencies could impact our cost in dollars of production from these manufacturers. We are not currently engaged in any hedging activities to protect against these currency risks. If there is downward pressure on the value of the dollar, our customers’ purchase prices for our products could increase. We may not be able to offset an increase in production costs with a price increase to our customers.

Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.

Fluctuations in the price, availability and quality of the materials used in our products could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. We compete with numerous entities for supplies of materials.  We may not be able to pass on all or any portion of higher material prices to our customers.

The regulatory status of our products could change, and we may be required to conduct clinical trials to establish efficacy and safety or cease to market these products.

The FDA does not have a premarket approval system for natural sprays, cosmetics and skin care products, and we believe we are permitted to market our products and have them manufactured without submitting safety or efficacy data to the FDA. However, the FDA may in the future determine to regulate our products or the ingredients included in our products as drugs or biologics. If certain of our products are deemed to be drugs or biologics we would be required to conduct clinical trials to demonstrate the safety and efficacy of these products in order to continue to market and sell them. In such event, we may not have sufficient resources to conduct any required clinical trials, and we may not be able to establish sufficient efficacy or safety data to resume the sale of these products. Any inquiries by the FDA or any foreign regulatory authorities into the regulatory status of our products and any related interruption in the marketing and sale of these products could severely damage our brand reputation and image in the marketplace, as well as our relationships with customers, which would harm our business, prospects, financial condition and results of operations.

Regulatory matters governing our industry could decrease our net sales and increase our operating costs.

In both our U.S. and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at analogous levels of government in foreign jurisdictions.

The formulation, manufacturing, packaging, labeling, distribution, importation, sale and storage of our products are subject to extensive regulation by various federal agencies, including the FDA, the Federal Trade Commission, or FTC, state attorneys general in the U.S., the Ministry of Health, Labor and Welfare in Japan, as well as by various other federal, state, local and international regulatory authorities in the countries in which our products are manufactured, distributed or sold. If we or our manufacturers fail to comply with those regulations, we could become subject to significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net sales.

In addition, our failure to comply with FTC or state regulations, or with regulations in foreign markets that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise harm the distribution and sale of our products.

The failure to upgrade information technology systems as necessary could have an adverse effect on our operations.

Some of our information technology systems, which are primarily utilized to manage information necessary to price and ship products and generate reports to report each  customer’s order are dated and are comprised of multiple applications, rather than one overarching state-of-the-art system. Modifications involve replacing legacy systems with successor systems, making changes to legacy systems or acquiring new systems with new functionality. If we are unable to effectively implement these systems and update them where necessary, this could have a material adverse effect on its business, financial condition and results of operations.

The processing, storage and use of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing views of personal privacy rights.

The collection of data and processing of transactions through our systems require us to receive and store a large volume of personally identifiable data. This type of data is subject to legislation and regulation in various jurisdictions. We might become exposed to potential liabilities with respect to the data that we collect, manage and processes, and may incur legal costs if the our information security policies and procedures are not effective or if it is required to defend its respective methods of collection, processing and storage of personal data. Future investigations, lawsuits or adverse publicity relating to its methods of handling personal data could adversely affect our business, financial condition and results of operations due to the costs and negative market reaction relating to such developments.

We are highly dependent on our current management.

Our success is significantly dependent upon our management team. Our success is particularly dependent upon Mr. Jack Qin, our Chairman and CEO, Ms. Sharon Tang, our Chief Financial Officer, Mr. George Curry, Chief Marketing Officer, and Dr. J. B. Williams, our Chief Administrative Officer and Secretary. The loss of any of them could have an adverse effect on us. We do not currently have any employment agreements with our executive officers other than Ms. Sharon Tang. Accordingly, there can be no assurance that they will remain associated with us.  If we were to lose the services of Mr. Jack Qin, Ms. Tang, Mr. George Curry and/or Dr. Williams or any other key employees, we may experience difficulties in effectively implementing our business plan.

Jun Qin Liu, our board member, owns 68.4% of our issued and outstanding common stock.

As of the date of this Registration Statement, Jin Qin Liu, a member of our board of directors, beneficially owns 51,999,000 shares of our common stock which represents approximately 68.4% of our issued and outstanding common stock.   This means that Mr. Qin can approve or reject all matters on which the Company needs approval by not less than a majority of stockholders, including mergers, acquisitions, sales of assets, amending the Company’s Certificate of Incorporation, electing the Company’s Board of Directors, etc. and essentially gives Mr. Liu control of the management and day to day operations of the Company.  This might make the Company less attractive for strategic partners or tender offers which might suppress the value of our common stock.

We may not be able to compete successfully with current and future competitors.

We are in a competitive industry and compete with several other companies, some of which have far greater marketing and financial resources and experience than we do. In addition to established competitors, there is ease of market entry for other companies that choose to compete with us. Effective competition could result in price reductions, reduced margins or have other negative implications, any of which could adversely affect our business and chances for success. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including: larger technical staffs, greater name recognition, larger customer bases and substantially greater financial, marketing, technical and other resources. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and competitors' innovations by continuing to enhance our services and sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business and chances for success.
We may not be able to manage our growth effectively.

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product design, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

If we do not continually update our products, they may become obsolete and we may not be able to compete with other companies.

Our industry and internet technology, software applications and related infrastructure are rapidly evolving. Our ability to compete depends on the continuing development of our offered products and technologies. We cannot assure you that we will be able to keep pace with technological advances or that our products will not become obsolete. We cannot assure you that competitors will not offer related or similar products and bring them to market before we do, or do so more successfully, or that they will not develop technologies and offer products more effective than any that we offer. If that happens, our business, prospects, results of operations and financial condition will be materially adversely affected.

Our business is concentrated in Hong Kong and China, making our operations sensitive to economic fluctuations.

All of our offered products are marketed outside of the U.S., mostly in Hong Kong and China. Should we be unable to further diversify our markets, we may be subject to economic fluctuations within Hong Kong and China.  If our business does not succeed, you could lose all or part of your investment.

If we do not succeed in our expansion strategy, we may not achieve our anticipated results.

Our business strategy is designed to expand the sales of our products and services. Our ability to implement our plans will depend primarily on the ability to attract customers and products. We can give you no assurance that any of our expansion plans will be successful or that we will be able to establish additional favorable relationships for the marketing and sales of products and services. If we are unable to expand our business, our business operations could be adversely affected.

If we are unable to attract additional qualified and skilled personnel, our ability to grow our business may be harmed.

If we are unable to continue to attract, retain and motivate highly qualified management and personnel and develop and maintain important third party relationships, we may not be able to achieve our objectives. Competition for skilled personnel is intense. If we are unable to hire and retain skilled personnel, our business, financial condition, operating results and future prospects could be materially adversely affected.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

We may be exposed to future litigation by third parties based on claims that our programs infringe the intellectual property rights of others. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We may not be able to afford the costs of litigation. Any legal action against us or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;
•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or
•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, we could be prevented from commercializing current or future products.

We have agreed to indemnify our officers and directors to fullest extent permitted under law.

EFT BioTech Holdings, Inc.’s Certificate of Incorporation contains a provision eliminating the personal liability of officers and directors to the extent allowed under the law of the State of Nevada. Under such provision, a stockholder may only prosecute an action against an officer and/or a director if he can show acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the unlawful payment of distributions.

We may make acquisitions and strategic investments, which will involve numerous risks. We may not be able to address these risks without substantial expense, delay or other operational or financial problems.

Although we have a limited history of making acquisitions or strategic investments, we may acquire or make investments in related businesses or products in the future. Acquisitions or investments involve various risks, such as:

•	higher than expected acquisition and integration costs;

•	the difficulty of integrating the operations and personnel of the acquired business;

•	the potential disruption of our ongoing business, including the diversion of management time and attention;

•	the possible inability to obtain the desired financial and strategic benefits from the acquisition or investment;

•	assumption of unanticipated liabilities;

•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

•	impairment in relationships with key suppliers and personnel of any acquired businesses due to changes in management and ownership;

•	the loss of key employees of an acquired business; and
•	the possibility of our entering markets in which we have limited prior experience.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.

We are subject to risks related to our international operations.

As we expand our international operations, we will be increasingly susceptible to the following risks associated with international operations:

•           import and export license requirements;

•           trade restrictions;

•           changes in tariffs and taxes;

•           restrictions on repatriating foreign profits back to the United States;

•           the imposition of foreign and domestic governmental controls;

•           unfamiliarity with foreign laws and regulations;

•           difficulties in staffing and managing international operations;

•           product registration, permitting and regulatory compliance;

•           thefts and other crimes; and

•           geopolitical conditions, such as terrorist attacks, war or other military action.

In addition, we plan to develop formal and informal marketing and distribution relationships with existing and new local business partners who can provide local expertise and sales and distribution infrastructure to support our expansion in our target international markets, which will be time-consuming and costly. Several of the risks associated with our international business may be within the control (in whole or in part) of these local business partners with whom we have established relationships or may be affected by the acts or omissions of these local business partners. No assurances can be provided that these local business partners will effectively help us in their respective markets or that they will act in compliance with foreign laws and regulations in providing us with services. The failure of these local business partners to assist us in their local markets and the other risks set forth above could harm our business, prospects, financial condition and results of operations.

Risks Related to the Securities

If we fail to continue to meet certain SEC standards, our common stock may become subject to the “penny stock” rules.

The Company’s Common Stock is currently traded on the OTCBB Pink Sheets under the ticker symbol “EFTB.”  As of the date of this Registration Statement, there are 75,983,205 shares of common stock issued and outstanding. The Company’s current public float is 23,383,205 shares of Common Stock and last sale price of the Company’s Common Stock as of the close of business on December 9, 2008, as reported on the Pink Sheets, was $3.70. If we fail to continue to meet certain SEC standards, our common stock will become subject to the SEC’s “penny stock” rules. The term “penny stock” generally refers to low-priced (below $5), speculative securities of very small companies. While penny stocks generally are quoted over-the-counter, such as on the OTC Bulletin Board or in the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. In addition, penny stocks include the securities of certain private companies with no active trading market.

Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The price of our shares of Common Stock in the future may be volatile.

The market price of our Common Stock will likely be volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including: technological innovations or new products and services by us or our competitors; additions or departures of key personnel; sales of our Common Stock; our ability to integrate operations, technology, products and services; our ability to execute our business plan; operating results below expectations; loss of any strategic relationship; industry developments; economic and other external factors; and period-to-period fluctuations in our financial results.  In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common Stock.

Our Preferred Stock may be used to avoid a change in control of the Company.

Our Certificate of Incorporation authorizes the issuance of 25,000,000 million shares of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional Preferred Stock with dividend, liquidation, conversion, voting or other rights that could be used to avoid a change of control of the Company and which suppress the value of our Common Stock.

ITEM 2.                      FINANCIAL INFORMATION.

Selected Financial Data

	For the Fiscal Year Ended March 31,
Item	2008 (Audited)	2007 (Audited)
Net Sales	$30,249,302	$14,151,156
Income (Loss) from Continuing Operations	$20,795,695	$10,063,293
Income (Loss) from Continuing Operations per Common Share	$0.34	$0.17
Total Assets	$57,427,420	$2,826,369
Long-Term Obligations (1)	$3,036,140	$3,095,245
Capital Leases	$0	$0
Redeemable Preferred Stock	$0	$0
Cash Dividends and Declared per Common Share	$0	$0

(1)	Consists of lease obligations for offices in Hong Kong and City of Industry, California.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FORWARD-LOOKING STATEMENTS

This Report contains statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this Report regarding the prospects of our industry or our prospects, plans, financial position or business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plans,” “forecasts,” “continue” or “could” or the negatives of these terms or variations of them or similar terms. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this Report.

Overview

EFT BioTech Holdings, Inc. is an E-Business company designed around the concept of Business-to-Customer using the World Wide Web as our storefront and business platform, with products lines in numerous different markets. By covering several markets, we believe we can keep our sales diversified and active. We believe that having only one single product line could possibly limit repeat business from that customer to products only in that line.

We offer over 22 different nutritional products, of which 21 are oral sprays, 18 different personal care products consisting of various beauty products; two automotive products, an environmentally friendly house cleaner and flip top portable drinking container which contains a filter to remove impurities from the water.   We conduct our business in several markets. By covering several markets, we believe we can keep our sales diversified and active. We believe that having only one single product line could possibly limit repeat business from that customer to products only in that line.

The Company’s Common Stock is currently traded on the Pink OTC Markets Inc. (the “Pink Sheets”) under the ticker symbol “EFTB.”  Upon the effectiveness of this Registration Statement on Form 10, Buckman, Buckman & Reid, Inc. intends to file an application with FINRA for authorization to act as a market maker of our common stock on the OTC Bulletin Board.  Buckman, Buckman & Reid, Inc. served as the placement agent of our Units in the Regulation S Offering commenced on April 25, 2008 which expired on October 25, 2008 and which is discussed below.

As of the date of this Registration Statement, there are 75,983,205 shares of Common Stock outstanding of the Company Stock, 52,600,000 of which (approximately 69.2%) are beneficially held or controlled by the executive officers and directors of the Company.  The Company’s current public float is 23,383,205 shares of Common Stock and last sale price of the Company’s Common Stock as of the close of business on December 9, 2008, as reported on the Pink Sheets, was $3.70.

Organizational History

EFT BioTech Holdings, Inc., (formerly HumWare Media Corporation) was incorporated in the state of Nevada on March 19, 1992 (“EFT Holdings” or the “Company”).

On November 7, 2007, HumWare Media Corporation changed its name to EFT BioTech Holdings, Inc. and effected a reverse stock split of 20,000 shares of common stock for 1 share of common stock, which resulted in a decrease in the total amount of common shares then issued and outstanding.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its Common Stock in connection with a share exchange with EFT BioTech, Inc., a Nevada corporation formed on September 18, 2007 (“EFT BioTech”), pursuant to which the Company acquired 100% of the issued and outstanding shares of EFT BioTech in consideration for 53,300,000 shares of the Company’s Common Stock, representing 87.01% of the Company’s capital stock on a fully-diluted basis.

Upon the consummation of the merger, EFT BioTech became a wholly-owned subsidiary of EFT Holdings. The Company is a holding company and conducts its business through the operations of EFT BioTech and EFT BioTech’s wholly-owned subsidiary:  EFT Limited (BVI).  EFT Limited (BVI) also has four wholly-owned subsidiaries: EFT, Inc., Top Capital, Ltd. (BVI), EFT (HK), Ltd. and EFT International Ltd. (BVI).  The information in this Registration Statement concerning the Company’s business and operations pertains to EFT Holdings and its subsidiaries.  Terms such as “EFT,” “we,” “us,” “our” and similar phrases pertain to EFT BioTech Holdings, Inc. and its subsidiaries.

On September 23, 2008, the Company signed a loan agreement with Excalibur to lend $2,000,000 at interest rate of 3.75% per month with a term of no more than 60 days.

On October 25, 2008, EFT Investment Co., Ltd., a wholly-owned subsidiary of EFT BioTech Holdings, Inc. formed in Taiwan, completed the acquisition of 58,567,750 shares of common stock of Excalibur, representing approximately 49% shares of issued and outstanding shares of Excalibur, for an aggregate purchase price of USD $19,193,000.

On November 14, 2008, all the amounts receivables from Excalibur were paid back in full.

Distribution of Our Products

We sell our products exclusively on the Internet.  Customer orders are filled using the following general process:

•	We buy product ingredients, packaging materials, containers and boxes from third parties located in China and, in the case of our Rooibos tea, South Africa;

•	We have those products shipped to New York City for packaging by other third parties;
•	We have the completed products sent to our fulfillment center located in the City of Industry in California; and
•	We then ship our products to our Affiliates in China and Hong Kong who sell them to consumers.

A person becomes an Affiliate by submitting an application through our website. After an Affiliate places an order and pays for the products purchased, we ship the products to the Affiliate who then sells them to consumers.   The Affiliate receives a commission on the products sold.   We also pay the Affiliate a commission on products sold by other Affiliates introduced by the Affiliate to the Company. Affiliates are not required to buy products, recruit others, attend meetings or report to us.

Affiliate commissions are issued in the form of a pay card. Commissions are credited in U.S. Dollars and can be withdrawn in local currency at an ATM in the country of the Affiliate.

Business-to-Consumer (B2C) Internet Marketing

We market and sell our products to through our website, www.eftb.us. The contents of our website are not incorporated by reference herein.

Our main demographic are Asian people between the ages of 20 to 50 years old who are concerned with their health and beauty and who we believe are likely to order the American merchandise brands advertised on our website. We believe we are a value-added bridge between Asian consumers and American merchandise brands. The Company provides American merchandise brands to Asian consumers and also serves as a gateway for American suppliers to the Asian retail market. Throughout all of our marketing and promotional activities, we seek to present a consistent brand image.

We intend to be able to create an extensive proprietary database of customer information including customer demographics, purchasing history, and proximity to an existing or planned premium retail store. We believe our ability to effectively design and manage our future marketing and promotional programs is enhanced by this source of information, allowing us to adjust the frequency, timing and content of each program to maximize the benefit gained. We have not yet developed our database systems and plan to begin doing so in the second quarter of 2008.

Industry Trends

We believe that the Business to Consumer (B2C) internet market and robust and consumers have become more confident in ordering products over the internet – especially in bulk.  However, the internet online business to consumer (B2C) market is rapidly evolving and intensely competitive. Barriers to entry are minimal and current and new competitors can launch new websites at a relatively low cost. We are exposed to significant inventory risks that may adversely affect our operating results as a result of new product launches, rapid changes in product cycles, changes in consumer tastes with respect to our products and other factors. We must accurately predict these trends and avoid overstocking or under-stocking products. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. In addition, when we begin selling a new product, it may be difficult to establish vendor relationships, determine appropriate product selection, and accurately forecast product demand. The acquisition of certain types of inventory, or inventory from certain sources, may require significant lead-time and prepayment, and such inventory may not be returnable. We carry a broad selection and significant inventory levels of certain products, such as consumer electronics, and we may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

Competition

The distribution channels for our products are highly competitive. Many competitors in the business to consumer (B2C) market have greater financial, technical and marketing resources than our Company. Continued advancement in technology and increasing access to that technology is paving the way for growth in direct marketing. We believe that we are well-positioned within the Asian consumer market with our plan of supplying American merchandise brands to Asian consumers and that our exposure to both the Asian and American cultures gives us a competitive advantage. We also face competition for consumers from retailers, duty-free retailers, specialty stores, department stores and specialty and general merchandise catalogs, many of which have greater financial and marketing resources than we have.

U.S Government Regulation

Our Company and our products are subject to regulation by the FDA, the FTC, State Attorneys General in the U.S., and the international regulatory authorities in the countries in which our products are produced or sold. Such regulations principally relate to the safety of our ingredients, proper labeling, advertising, packaging and marketing of our products. For example, in Japan, the Ministry of Health, Labor and Welfare requires our distributor to have an import business license and to register each personal care product imported into Japan. In addition, the sale of cosmetics products is regulated in the European Union member states under the European Union Cosmetics Directive, which requires a uniform application for foreign companies making personal care product sales. We believe that we are in substantial compliance with such regulations, as well as with applicable federal, state, local, international and other countries' rules and regulations governing the discharge of materials hazardous to the environment. There are no capital expenditures for environmental control matters either planned in the current year or expected in the near future. However, regulations that are designed to protect consumers or the environment have an influence on our products.

Under the FDC Act, cosmetics are defined as articles applied to the human body to cleanse, beautify or alter the appearance. Cosmetics are not subject to pre-market approval by the FDA but the product and ingredients must be tested to assure safety. If the product or ingredients are not tested for safety, a specific warning is required. The FDA monitors compliance of cosmetic products through random inspection of cosmetic manufacturers and distributors. The FDA utilizes an "intended use" doctrine to determine whether a product is a drug or cosmetic by the labeling claims made for the product. If a health or cosmetic product is intended for a disease condition or to affect the structure or function of the human body, the FDA will regulate the product as a drug rather than a cosmetic. The product will then be subject to all drug requirements under the FDC Act including pre-approval by the FDA of the product before future marketing. The labeling of health and cosmetic products is subject to the requirements of the FDC Act, Fair Packaging and Labeling Act and other FDA regulations. If the FDA considers label claims for our cosmetic products to be claims affecting the structure or function of the human body, our products may be regulated as drugs. If our products are regulated as drugs by the FDA, we would be required to conduct clinical trials to demonstrate safety and efficacy of our products in order to continue marketing such products. However, we may not have sufficient resources to conduct any required clinical studies and we may not be able to demonstrate sufficient efficacy or safety data to resume future marketing of such products. Any inquiries from the FDA or other foreign regulatory authorities into the regulatory status of our cosmetic products and any related interruption in the marketing and sale of those products could severely damage our brands and company reputation

CONTRACTUAL OBLIGATIONS AS OF MARCH 31, 2008

The table below sets forth the Company’s contractual obligations as of March 31, 2008:

Payment due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long Term Debt Obligations	--	--	--	--	--
Capital Lease Obligations	--	--	--	--	--
Operating Lease Obligations	$2,436,140(1)	$36,140(1)	$2,400,000(2)	--	--
Purchase Obligations	--	--	--	--	--
Other Long-Term Liabilities Reflected in the Registrant’s Balance Sheet under GAAP	--	--	--	--	--
Total	$ 2,436,140	$36,140	$2,400,000	--	--

(1)
Consists of a lease for a 10,268 square foot facility center in the City of Industry in California for $9,035 per month pursuant to a lease, dated August 1, 2005, with Lee & Lee.  This lease expires on July 31, 2009.

(2)
Consists of a lease for a 6,500 square feet facility for our principal executive office located at Langham Office Tower, 8 Argyle Street, Suite 3706, Kowloon, Hong Kong SAR for $50,000 per month expiring on March 31, 2012.

RESULTS OF OPERATIONS

THE FISCAL YEAR ENDED MARCH 31, 2008 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 2007

At March 31, 2008, we had $57,427,420 in total assets, compared to $2,826,369 at March 31, 2007.  This increase was due to an increase in cash and cash equivalents from $554,562 at March 31, 2007 to $15,165,620 at March 30, 2008 resulting from increased sales and increased profits. Our inventories increased from $1,785,759 at March 31, 2007 to $2,619,429 at March 31, 2008 as a result of increased sales.  At March 31, 2008, we had $835,965 available for securities sales, compared to none at March 31, 2007.  This line item consists of mutual funds in Hong Kong.  Our prepaid expenses increased from $382,200 at March 31, 2007 to $793,760 at March 31, 2008.  The increase was due to an increase in prepaying inventory orders.   At March 31, 2008, our restricted cash was $37,845,432, compared to $0 at March 31, 2007.

Our total liabilities increased from $3,195,557 at March 31, 2007 to $55,687, 992 at March 31, 2008.  This increase was primarily due to an increase in deposits from investors from $0 at March 31, 2007 to $37,845,432 at March 31, 2008 as well as an increase in unshipped orders.

Our stockholders’ equity increased from a deficit of $(369,188) at March 31, 2007 to $1,739,428 at March 31, 2008.  This increase was primarily due to an increase in retained earnings (deficit) from $(374,188) at March 31, 2007 to $1,895,330 at March 31, 2008.

Our net sales revenues increased from $14,151,156 for the fiscal year ended March 31, 2007 to $30,249,302 for the fiscal year ended March 31, 2008.

Our selling, general and administrative (SG&A) costs increased from $1,609,293 for the fiscal year ended March 31, 2007 to $3,693,369 for the fiscal year ended March 31, 2008.  This increase was primarily due to an increase in costs associated with increased sales.

Our net operating income increased from $10,052,927 for the fiscal year ended March 31, 2007 to $20,775,301 for the fiscal year ended March 31, 2008.  This increase was primarily due an increase in net sales from $14,151,156 for the fiscal year ended March 31, 2007 to $30,249,302 for the fiscal year ended March 31, 2008.  An increase in costs of goods sold from $5,745,218 for the fiscal year ended March 31, 2007 to $11,423,852 for the fiscal year ended March 31, 2008 for direct costs associated with increased sales offset net sales.    Gross profits increased from $11,743,220 for the fiscal year ended March 31, 2007 to $24,468,670 for the fiscal year ended March 31, 2008.

Our net cash used in operating activities increased from $9,991,418 for the fiscal year ended March 31, 2007 to $34,237,970 for the fiscal year ended March 31, 2008 primarily due to an increase in other liabilities from $318,080 for the fiscal year ended March 31, 2007 to $12,372,996.  Remaining liabilities consist of unearned revenue and income taxes payables.

SIX MONTHS ENDED SEPTEMBER 30, 2008 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 2008

At September 30, 2008, we had $64,506,249 in total assets, compared to $57,427,420 at March 31, 2008.  This increase was due to an increase in inventories from $2,619,429 at March 31, 2008 to $5,239,693 at September 30, 2008 and Notes Receivable of $22,760,000 at September 30, 2008 compared to $0 at March 31, 2008   At September 30, 2008, we had $714,874 available for securities sales, compared to $835,965 at March 31, 2008. Our prepaid expenses decreased to $262,239 at September 30, 2008 from $793,760 at March 31, 2008.

Our total liabilities increased from $55,687,992 at March 31, 2008 to $57,150,872 at September 30, 2008.  Deposits from investors increased from $37,845,432 at March 31, 2008 to $52,279,728 at September 30, 2008.  This increase was due to amounts received in our private placement of Units in a Regulation S offering to Non-U.S residents.  This was offset by a decrease in other liabilities from $12,787,714 at March 31, 2008 to $3,595,322 at September 30, 2008.  Remaining liabilities consist of unearned revenue and income taxes payables.

Our stockholders’ equity increased to $7,355,377 at September 30, 2008 from $1,739,428 at March 31, 2008.   This increase was primarily due to an increase in retained earnings from $1,895,330 at March 31, 2008 to $7,632,250 at September 30, 2008.

Our net sales revenues decreased from $14,091,775, for the six months ended September 30, 2007 to $9,420,326 for the six months ended September 30, 2008.  Sales were negatively impacted by several occurrences in China, including earthquakes, floods and the summer Olympics in Beijing which delayed shipments of products which an increase in inventory and liabilities.

Our selling, general and administrative (SG&A) costs increased from $1,019,993 for the six months ended September 30, 2007 to $2,329,916 for the six months ended September 30, 2008.  This decrease was primarily due to decreased sales.

Our net operating income decreased from $10,236,466 for the six months ended September 30, 2007 to $5,142,297 for the six months ended September 30, 2008.  This decrease was primarily due to decrease in gross profits from $11,256,459 for the six months ended September 30, 2008 to $7,472,213 for the six months ended September 30, 2008.   Costs of goods sold decreased from $5,219,514 for the six months ended September 30, 2007 to $3,311,782 for the six months ended September 30, 2008 due to a decrease in net sales.

Our net cash used in operating activities for the six months ended September 30, 2008 were $(9,299,002).  Our net cash provided by operating activities were $9,913,206 for the six months ended September 30, 2007. This decrease in net cash was primarily due to an increase in other liabilities from $161,474 for the six months ended September 30, 2008 to $(9,151,696) for the six months ended September 30, 2008.  Other liabilities consist of unearned revenue and increased other liabilities. The decrease in net cash was also primarily due to a decrease in unearned revenues from $330,815 for the six months ended September 30, 2007 to $(3,747,070) for the six months ended September 30, 2008.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2008, we had cash and cash equivalents of $35,328,559 resulting primarily due our private placement discussed below.  We believe that we have sufficient capital to sustain our operations for the next twelve months.

In March 2008, the Company received $37,845,432 deposits related to a private placement of its common stock to non-resident aliens at a purchase price of $3.80 per Unit. Each Unit consists of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the “Warrant”).  Each Warrant is exercisable to purchase one share of Common Stock at $3.80 per share until the second anniversary date of the date of issuance. The Warrants are redeemable, on a pro rata basis, by the Company at a purchase price of $0.0001 per share within 30 days from the 10th consecutive trading day that the closing sales price, or the average of the closing bid and asked price in the event that the Company’s Common Stock trades on the OTC or any public securities market within the U.S., of the Company’s Common Stock is at least $11.

As of September 30, 2008, none of the warrant holders have exercised their warrants. As of September 30, 2008, the Company has used $0 of the net proceeds of sale of the Units. No Warrants have been redeemed.

 The following is a summary of the Company's cash flows from operating, investing, and financing activities:

	For Six Months Ended September 30,
Item:	2008 (Unaudited)	2007 (Unaudited)
Net Cash Provided by (Used in) Operating Activities	$(9,299,002)	$9,913,206
Net Cash Provided by (Used in) Investing Activities	$(22, 817,787)	$(1,004,802)
Net Cash Provided by (Used in) Financing Activities	$52,279,728	--
Net Increase (Decrease) in Cash	$20,162,939	$8,908,404

Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Quantitative and Qualitative Disclosures about Market Risk

For our fiscal year ended March 31, 2008, approximately 100% of our total sales consisted of sales outside of the United States, with less than 0% of total sales denominated in currencies other than the United States dollar. In addition, from time to time we execute intercompany loans with our foreign subsidiaries that are denominated in foreign currencies.

We are exposed to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of our Company and foreign subsidiaries, intercompany loans with foreign subsidiaries and transactions denominated in foreign currencies. It is our policy not to enter into derivative financial instruments for speculative purposes. We do not hedge our exposure to the translation of reported results of our foreign subsidiaries from local currency to United States dollars. A 10% adverse change in the underlying foreign currency exchange rates would not be significant to our financial condition or results of operations.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. The Company’s operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency. The financial statements of the subsidiary are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Stockholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement.  During the years 2008 and 2007 there have been immaterial currency fluctuations between HKD and USD.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains its accounts in banks, several of which exceed the federally insured limit.

Available for sale securities

The Company’s investments in publicly traded equity securities are classified as available-for-sale and are reported at fair value (based on quoted prices and market prices) using the specific identification method. Unrealized gains and losses, net of taxes, are reported as a component of stockholders’ equity. Realized gains and losses on investments are included in investment and other income, net when realized. Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized in income when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to market value, if lower.   Inventory consists of high tech nutritional, cosmetic, automotive maintenance and environmentally safe products.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of

Machinery & equipment	3 years
Computers & office equipment	3 years
Automobile	5 years

Long-Lived Assets

 Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2008 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, (“SAB 104”), EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”) and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its sales affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue.

Warranty

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include replacement over a period of six months. Factors that affect the Company’s warranty liability include the number of products currently under warranty, historical and anticipated rates of warranty claims on those products, and cost per claim to satisfy the warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the warranty period is only six months and replacement is generally already in stock or available at pre-determined price. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability

Shipping Costs

The Company’s shipping costs are included in cost of sales in the accompanying Consolidated Statements of Operations and Other Comprehensive Income for all periods presented.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. For the years ended March 31, 2008 and 2007, advertising expenses were $1,540 and $595, respectively.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007 The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Net Income per Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net income per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented is comprised of net income and unrealized loss on marketable securities classified as available-for-sale.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit. The Company’s accounts receivable is constantly at a marginal to zero dollar ($0) level and its revenues are derived from orders place by consumers located anywhere in the world over the Company’s designate internet portal. The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its historical “sound and quality” after sales customer services provided to affiliates and customers. Historically, such customer services have been maintained in accordance with the management expectations. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

ITEM 3.                      PROPERTIES.

Our principal executive office consists of 6,500 square feet located at Langham Office Tower, 8 Argyle Street, Suite 3706, Kowloon, Hong Kong SAR which is leased from a third party for five years for $50,000 per month expiring on March 31, 2012.

We also lease a 1,700 square foot management office located at the Sino Financial Tower, 14th Floor, Wanchai, Hong Kong Island, Hong Kong SAR for $1 per month. This lease expires on December 31, 2008 and will not be renewed.

We also lease, through EFT, Inc., a 10,268 square foot facility center in the City of Industry in California for $9,035 per month pursuant to a lease, dated August 1, 2005, with Lee & Lee.  This lease expires on July 31, 2009.

We believe our properties are sufficient for our current operations.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of outstanding Common Stock as of the date of this Registration Statement by (i) each of our directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of our Common Stock (5% owners). Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o EFT BioTech Holdings, Inc., 929 Radecki Ct., City of Industry, CA  91789.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percent of Shares Outstanding
	(1)	(2)
Jack Jie Qin --President, Chief Executive Officer and Chairman	1,000	*
Sharon Tang --Chief Financial Officer	0	--
Dr. Joseph B. Williams --Chief Administrative Officer, Secretary and Director	300,000	*
George W. Curry --Director	300,000	*
Jun Qin Liu --Director	51,999,000(3)	68.4%
All Officers and Directors as a group (4 persons)	52,600,000	69.2%

* Represents less than 1%.

(1)
As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(2)	Based on 75,983,205 shares of Common Stock issued and outstanding as of the date of this Registration Statement.
(3)	Includes 51,699,000 shares of commons stock held by Dragon Win Management Limited located at 929 Radecki Ct., City of Industry, CA 91789 of which Jun Qin Liu has voting and dispositive control.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information regarding the current directors and executive officers of EFT BioTech Holdings, Inc. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the board of directors.

Name:	Age:	Title:	Director Since:
Jack Jie Qin	47	President, Chief Executive Officer and Chairman (Principal Executive Officer)	November 2007
Sharon Tang	49	Chief Financial Officer (Principal Financial Officer)	--
Dr. Joseph B. Williams	67	Chief Administrative Officer, Secretary and Director	November 2007
George W. Curry	62	Chief Marketing Officer and Director	November 2007
Jun Qin Liu	45	Operation Manager and Director	November 2007

Biographies

Jack Jie Qin

Mr. Qin has been serving as our President, Chief Executive Officer and Chairman of the Board of Directors since November 2007.  Since January 2004, Mr. Qin has been serving as the President of EFT BioTech, Inc.  From July 1998 to December 2002, Mr. Qin serviced as the President of eFastTeam International, Inc. located in Los Angeles, California.  From June 1992 to December 1997, he served as the President of LA Import & Export Company located in Los Angeles, California.  In May 1991, Mr. Qin earned an MBA from Emporia State University located in Kansas.  In May 1982, Mr. Qin graduated from Jiangxi Engineering Institute located in Nanchang, China with a major in Mechanic Engineering.

Sharon Tang

Sharon Tang has been serving as our Chief Financial Officer since June 2008.  From April 2007 to June 2008, she served as the Chief Financial Officer of Advanced Battery Technologies, Inc. (NASDAQCM: ABAT) located in New York City.  From May 2006 to April 2007, Ms. Tang served as a Managing Director of First Federal Group of Companies, Inc. located in New York City. From February 2006 to May 2006, she served as a Vice President of Crucible Capital Group, Inc. located in New York City. From April 1998 to February 2006, she served as a Financial Advisor at Smith Barney, Citigroup in New York City. Ms. Tang’s professional experience also includes serving as an Associate Engineer with The Research Institute of Petroleum Exploration and Development, Ministry of Petroleum in Beijing, China from December 1983 to July 1986 and Assistant Professor at the Peking Business College in Beijing, China from January 1983 to December 1983. Ms. Tang holds a MBA  from  Baruch College in New York City (June 2005), Master of Science in Chemical Engineering from the University of Rochester in New York, NY (1988) and a Bachelor of Science in Chemistry from Peking University in Beijing, China (1982) Ms. Tang holds  Series 7 and 63 licenses from FINRA.

Dr. Joseph B. Williams

Dr. Williams has been services as our Chief Administrative Officer and Secretary since June 2008 and as a Director since November 2007.  Dr. Williams served as our Chief Financial Officer from February 2008 to June 2008.  Before his employment with the Company, Mr. Williams served as a consultant for the Company for seven months in the fiscal year ended March 31, 2008. Dr. Williams possesses over 35 years experience in US and International Management.  From 2001 to June 2007, Dr. Williams acted in an advisory role to over 50 start-up companies as well as the President of Williams & Company. From 2000 to 2001, Dr. Williams served as the President and CFO of Advantage Marketing Systems (a publicly traded company).  From 1996 to 2000, Dr. Williams served as the Vice President (International) of Jeunique International, (a privately held company).   Dr. Williams holds a BBA degree, an MS in Management and a Doctorate in International Management.

George W. Curry

Mr. Curry has been serving as our Chief Marketing Officer and as a Director since November 2007. From 1996 to October 2007, Mr. Curry served as a sales representative of Mayor Pharmaceutical Labs, Inc. where he marketed products directly to the public and recruited and trained additional sales people.  He also served as a motivational speaker at company training seminars throughout the U.S.   From 1992 to 1995, Mr. Curry owned Continental Limited, an import export business focused on the clothing industry. In 1968, Mr. Curry earned a Bachelor in Business Administration (BBA) from the University of North Texas with a major in Marketing.

Jun Qin Liu

Ms. Liu has been serving as our Operation Manager and as a Director since November 2007.  Since January 2003, Ms. Liu has been serving as the President of EFT USA.  From August 2002 to December 2002, Ms. Liu served in the administration staff of eFastTeam International, Inc. located in Los Angeles, California.  From July 1995 to September 2000, she served in the administration staff of China National Medical Equipment and Supplies I/E Corp. located in Foshan, China.  In July 1984, Ms. Liu graduated from Jiangxi Teacher’s College located in Jiangxi, China with a major in English.

Legal/Disciplinary History

None of our executive officers or directors has been the subject of:

1.	A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);
2.
The entry of an order, judgment or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person’s involvement in any type of business, securities, commodities, or banking activities;

3.
A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

4.
The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such party’s involvement in any type of business or securities activities.

Family/Certain Relationships

There are no relationships existing among and between the issuer’s officers and directors.

Employment Agreements

We currently do not have any employment agreements other than with Ms. Sharon Tang.

Ms. Sharon Tang serves as our Chief Financial Officer pursuant to an Employment Agreement, dated May 1, 2008.  The employment agreement commenced on June 1, 2008 and expires on June 1, 2013, unless terminated earlier by either party pursuant to the terms of the employment agreement.   Ms. Tang’s compensation is $120,000 per year payable in equal monthly installments with 10% annual increases for each subsequent year.  She is also entitled to common stock of the Company as determined by the Company’s board of directors.

ITEM 6.                      EXECUTIVE COMPENSATION

The table below summarizes the compensation we have paid our Named Executive Officers in the last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year Ended March 31,	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Plan Comp	Non-Equity Incentive Comp	Non-Qualified Comp Earnings	Other Comp	Total
Jack Jie Qin (President, CEO and Chairman) (Principal Executive Officer)	2008	$300,000(1)	$0	$1(2)	$0	$0	$0	$0	$0	$300,001
	2007	$18,750	$0	$0	$0	$0	$0	$0	$0	$18,750
Dr. Joseph B Williams (Former Chief Financial Officer, Current Chief Administrative Officer, Secretary and Director)(3)	2008	$100,000	$0	$300(4)	$0	$0	$0	$0	$0	$100,300
	2007	$0	$0	$0	$0	$0	$0	$0	$0	$0
Jun Qin Liu (Operation Manager and Director)	2008	$100,000	$0	$300(5)	$0	$0	$0	$0	$0	$100,300
	2007	$18,00	$0	$0	$0	$0	$0	$0	$0	$18,000
Tony So (Former President)(6)	2008	$100,000	$0	$0	$0	$0	$0	$0	$0	$100,000
	2007	$0	$0	$0	$0	$0	$0	$0	$0	$0
(1)	Accrued compensation
(2)	1,000 shares at $0.001 per share
(3)
Dr. Williams served as the Chief Financial Officer from February 2008 to June 2008.  Mr. Williams served as a consultant to the Company for seven months in the fiscal year ended March 31, 2008 at $10,000 month and as an employee for three months in the fiscal year ended March 31, 2008.

(4)	300,000 shares at $0.001 per share
(5)	300,000 shares at $0.001 per share
(6)	Tony So resigned from the Company in September 2008.

Board Committees

In light of the current size of the Board of Directors, the Company’s Board of Directors has not established a standing Audit Committee, Compensation/Nominating Committee or any other committee but intends to do so in the future.  Currently, our Board serves as the Audit Committee and Compensation/Nominating Committee and none of the directors are independent.   The Company has not appointed separately standing committees due to the fact that a majority of the Company’s operations are located in China and Hong Kong and the Company desires to keep overhead expenses to a minimum.

Financial Expert

The Board has designated Ms. Sharon Tang as the Board’s “financial expert” as that term is defined in Section 407 of The Sarbanes Oxley Act of 2002.

Director Compensation

Directors are reimbursed for their out-of-pocket expenses incurred in connection with attending board meetings. In the fiscal year ended March 31, 2008, the Company reimbursed the directors an aggregate of $5,000 for such expenses.

Code of Ethics

We currently have a Code of Ethics for our directors and principal executive officers.  The Code of Ethics is filed as Exhibit 14.1 to this Registration Statement on Form 10.

Options

To date the Company has not issued any options to its executive officer, directors or employees.

ITEM 7.                      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than described herein, there have been no transactions or series of transactions which would be required to be disclosed under Rule 404 of Regulation S-K.

Director Independence

None of our directors are deemed to be independent.

ITEM 8.                      LEGAL PROCEEDINGS

We are not a party to nor are we threatened with or have any knowledge of any claims or legal actions that would have a material adverse impact on our financial position, operations or potential performance.

ITEM 9.                      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our Common Stock

As of the date of this Registration Statement, our common stock has been listed for trading on the Pink OTC Markets Inc. (the “Pink Sheets”) under the ticker symbol “EFTB.”  As of the date of this Registration Statement, there are 75,983,205 shares of common stock issued and outstanding. The Company’s current public float is 23,383,205 shares of Common Stock and last sale price of the Company’s Common Stock as of the close of business on December 9, 2008, as reported on the Pink Sheets, was $3.70. Stocks traded on the Pink Sheets are usually thinly traded, highly volatile, and not followed by analysts. Investors in our common stock may experience a loss or liquidity problem with their share holdings.

Upon the effectiveness of this Registration Statement on Form 10, Buckman, Buckman & Reid, Inc. intends to file an application with FINRA for authorization to act as a market maker of our common stock on the OTC Bulletin Board.  Buckman, Buckman & Reid, Inc. served as the placement agent of our Units in the Regulation S Offering commenced on April 25, 2008 which expired on October 25, 2008.

The holders of the Company’s common stock are entitled to one vote per share. The common stock holders do not have preemptive rights to purchase, subscribe for, or otherwise acquire any shares of common stock.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state.  Presently, the Company has no plans to register its securities in any particular state.

If we fail to continue to meet certain SEC standards, our common stock may become subject to the “penny stock” rules under the provisions of Section 15(g) and Rule 15g- 9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for  transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

Penny Stock Rules

The term “penny stock” generally refers to low-priced (below $5.00), speculative securities of very small companies. While penny stocks generally are quoted over-the-counter, such as on the OTC Bulletin Board or in the Pink Sheets, they may also trade on securities exchanges, including foreign securities exchanges. In addition, penny stocks include the securities of certain private companies with no active trading market.

Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account.

Penny stocks may trade infrequently, which means that it may be difficult to sell penny stock shares once you own them. Because it may be difficult to find quotations for certain penny stocks, they may be impossible to accurately price. Investors in penny stocks should be prepared for the possibility that they may lose their whole investment.

The Company’s fiscal year end is March 31st.  The range of high and low bid information for our common stock on the Pink Sheets for each quarterly period within the two most recent fiscal years is set forth below. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. There was no active trading market for our common stock during the period reflected below:

Fiscal Period	Low Bid	High Bid

2008
3rd Quarter (as of December 9, 2008)	$3.70	$3.80
2nd Quarter Ended September 30, 2008	$3.90	$3.95
1st Quarter Ended June 30, 2008	$5.25	$5.25

2007
4th Quarter Ended March 31, 2008	$5.45	$5.30
3rd Quarter Ended December 31, 2007	$4.15	$4.50
2nd Quarter Ended September 30, 2007	N/A	N/A
1st Quarter Ended June 30, 2007	N/A	N/A

Dividend Policy

For the fiscal year ended March 31, 2008 and 2007, approximately $18.5 million and $10.4 million in dividends were paid to the stockholders of EFT BioTech before the merger.

We currently intend to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on common stock in the foreseeable future. Any future dividends will be at the discretion of the board of directors, after taking into account various factors, including among others, operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Nevada law, and any restrictions that may be imposed by our future credit arrangements.

Transfer Agent

Our transfer agent is:

Standard Registrar and Transfer Company, Inc.
12528 South 1840 East
Draper, UT 84020
Phone: (801) 571-8844
Fax: (801) 571-2551
Email: investors@amsrcorp.com

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

From time to time, the Company has issued shares of common stock to its executive officers in consideration of services rendered by such individuals to the Company.  The Company has issued these securities pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Section 4(2) promulgated thereunder due to the fact that such issuances did not involve a public offering of securities.

In March 2008, we commenced a “best efforts” private placement of up to ten million (10,000,000) Units, exclusively to non-U.S. residents at a purchase price of $3.80 per Unit under the exemption of the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S thereunder due to the fact that offers and sales were only made to non US residents.

Each Unit consists of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the “Warrant”).  Each Warrant is exercisable to purchase one share of Common Stock at $3.80 per share until the second anniversary date of the date of issuance. The Warrants are redeemable, on a pro rata basis, by the Company at a purchase price of $0.0001 per share within 30 days from the 10th consecutive trading day that the closing sales price, or the average of the closing bid and asked price in the event that the Company’s Common Stock trades on the OTC or any public securities market within the U.S., of the Company’s Common Stock is at least $11. Buckman, Buckman & Reid, Inc. served as the placement agent of the Units (“Buckman” or the “Placement Agent”).

The private placement terminated on October 15, 2008. As of such date, the Company has sold an aggregate of 14,890,040 Units for net proceeds of $56,582,152 consisting of a total of 14,890,040 shares of Common Stock and 14,890,040 Warrants. As of September 30, 2008, none of the warrant holders have exercised their warrants.

As of September 30, 2008, the Company has used $22,760,000 of the net proceeds of sale of the Units for a loan. No Warrants have been exercised or redeemed.

The table below sets forth management’s currently planned allocation of the net proceeds of the offering.

Proceeds from Sale of Units
Category:	Amount (USD$):	Percentage of Net Proceeds:
Loan	$22,760,000	40%
Marketing Development	$20,000,000	35%
Business Development	$13,822,152	25%
TOTAL	$56,582,152	100%

The allocation of the net proceeds of the Offering set forth above represents our best estimate based upon our present plans and certain assumptions regarding general economic and industry conditions and our future revenues and expenditures. We reserve the right to reallocate these proceeds within the above-mentioned categories or to other purposes if management believes it is in our best interests. We will not however use any of the net proceeds to pay any debt or other obligations owed to any party or management without the consent of the Placement Agent.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description of certain matters relating to our securities does not purport to be complete and is subject in all respects to applicable Nevada law and to the provisions of our certificate of incorporation (“Certificate of Incorporation”) and By-laws (the “By-Laws”).

Common Stock
We are authorized to issue 4,975,000,000 shares of Common Stock, $0.0001 par value. As of the date of this Registration Statement, there were 61,089,081 shares of Common Stock outstanding. Each share of our Common Stock is entitled to one vote at all meetings of our stockholders. Our stockholders are not permitted to cumulate votes in the election of directors. All shares of our Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our Common Stock. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Certificate of Incorporation nor our By-Laws contain any provisions which limit or restrict the ability of another person to take over our company.

As of December 9, 2008, there were 29,821 shareholders of record.  Of the 75,983,205 shares of Common Stock outstanding, 66,226,216 are restricted and cannot be resold unless registered under the Securities Act or pursuant to an exemption thereto.

Preferred Stock

We are also authorized to issue 25,000,000 shares of Preferred Stock, $0.001 par value, none of which are outstanding.

The Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock.

ITEM 12.                       INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides that we are required to indemnify an officer, director, or former officer or director, to the full extent permitted by Section 78.7502 of the Nevada Revised Statutes 2005, provided that the person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the company. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.

ITEM 13.                       FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Company’s audited financial statements for the years ended March 31, 2008 and 2007 and the notes thereto and the unaudited financial statements for the six months ended September 30, 2008 and 2007 and notes thereto are included after the Signature Page of this Registration Statement on Form 10 and are incorporated by reference herein.

ITEM 14.                       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)           Financial Statements filed as part of this Registration Statement:

The Company’s audited financial statements for the years ended March 31, 2008 and 2007 and the notes thereto and the unaudited financial statements for the six months ended September 30, 2008 and 2007 and notes thereto are included after the Signature Page of this Registration Statement on Form 10 and are incorporated by reference herein.

(b)           Exhibits:

Exhibit No.:	Description:

3.1	Articles of Incorporation of GRG, Inc. (now EFT BioTech Holdings, Inc.).
3.1.1	Articles of Merger filed December 28, 2004 between HumWare Media Corporation, World Wide Golf Web, Inc. and GRG, Inc.
3.1.2	Certificate of Amendment, effective November 7, 2007, to the Articles of Incorporation of HumWare Media Corporation
3.2	By-laws
4.1	Form of Common Stock Certificate
4.2	Form of Warrant to purchase one share of Common Stock for a purchase price of $3.80 per share until the second anniversary date of the date of issuance
10.1
Share Exchange Agreement, dated as of the 1st day of November, 2007, by and among EFT BioTech Holdings, Inc. (formerly HumWare Media Corporation), a Nevada corporation; certain EFT Shareholders and EFT BioTech Corporation, a Nevada corporation

21.1	Subsidiaries of the Registrant
23.1	Consent of Sharon Tang to be named as “financial expert” of the Board of Directors of the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

EFT BIOTECH HOLDINGS, INC.
Date: December 10, 2008	By: /s/ Jack Jie Qin Name: Jack Jie Qin Title: President, Chief Executive Officer and Chairman (Principal Executive Officer)

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Audit Committee
EFT Biotech Holdings, Inc.
City of Industry, California

We have audited the consolidated balance sheets of EFT Biotech Holdings, Inc. (the Company) as of March 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity and cash flows for the years ended March 31, 2008 and 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EFT Biotech Holdings, Inc. as of March 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years ended March 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

October 20, 2008

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite B, 4F
North Cape Commercial Bldg.
388 King’s Road
North Point, Hong Kong

EFT BIOTECH HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EFT BIOTECH HOLDINGS, INC.
Consolidated Balance Sheets

	As of March 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$15,165,620	$554,562
Inventories	2,619,429	1,785,759
Available for sale securities	835,965	-
Prepaid expenses	793,760	382,200

Total current assets	19,414,774	2,722,521

Property and equipment, net	140,106	76,740
Restricted cash	37,845,432	-
Security deposit	27,108	27,108

Total assets	$57,427,420	$2,826,369

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$804,041	$306,416
Other liabilities	12,787,714	377,806
Unearned revenues	3,945,805	2,511,335
Deposits from investors	37,845,432	-
Income tax payable	305,000	-

Total current liabilities	55,687,992	3,195,557

Stockholders' equity
Preferred stock, $.001 par value, 25,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.0001 par value, 4,975,000,000 authorized,
61,022,414 and 59,821,414 shares issued and outstanding
at March 31, 2008 and 2007	6,102	5,982
Additional paid in capital	1,060	(982)
Retained earnings (deficit)	1,895,330	(374,188)
Accumulated other comprehensive loss	(163,064)	-

Total stockholders' equity (deficit)	1,739,428	(369,188)

Total liabilities and stockholders' equity (deficit)	$57,427,420	$2,826,369

The accompanying notes are an integral part of these consolidated financial statements.

F-1

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Operations and Other Comprehensive Income

	Year Ended
	March 31, 2008	March 31, 2007

Sales revenues, net	$30,249,302	$14,151,156
Shipping charge	10,110,360	5,693,620
	40,359,662	19,844,776

Cost of goods sold	11,423,852	5,745,218
Shipping cost	4,467,140	2,356,338
	15,890,992	8,101,556

Gross profit	24,468,670	11,743,220

Selling, general and administrative expenses	3,693,369	1,690,293

Net operating income	20,775,301	10,052,927

Other income (expense)
Interest income	275,538	22,819
Foreign exchange loss	(4,248)	(2,997)
Other expense, net	54,904	(8,256)

Total other income	326,194	11,566

Net income before income taxes	21,101,495	10,064,493

Income taxes	305,800	1,200

Net income	$20,795,695	$10,063,293

Unrealized loss on available for sale securities	(163,064)	-

Comprehensive income	$20,632,631	$10,063,293

Net income per common share
Basic and diluted	$0.34	$0.17

Weighted average common shares outstanding
Basic and diluted	60,277,531	59,821,414

The accompanying notes are an integral part of these consolidated financial statements.

F-2

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Changes in Stockholders’ Equity

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-in	Retained	Comprehensive	Stockholders'
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity

BALANCE, APRIL 1, 2006	59,821,414	$5,982	$(982)	$1,563	$-	$6,563

Net income	-	-	-	10,063,293	-	10,063,293

Dividend paid	-	-	-	(10,439,044)	-	(10,439,044)

BALANCE, MARCH 31, 2007	59,821,414	5,982	(982)	(374,188)	-	(369,188)

Issuance of common stock for services	1,201,000	120	2,042	-	-	2,162

Net income	-	-	-	20,795,695	-	20,795,695

Dividend paid	-	-	-	(18,526,177)	-	(18,526,177)

Unrealized loss on available for sale securities	-	-	-	-	(163,064)	(163,064)

BALANCE, MARCH 31, 2008	61,022,414	$6,102	$1,060	$1,895,330	$(163,064)	$1,739,428

The accompanying notes are an integral part of these consolidated financial statements.

F-3

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Cash Flows

	Year Ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$20,795,695	$10,063,293
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	38,340	22,192
Warranty liability	36,912	48,696
Stock based compensation	2,162	-
Changes in operating assets and liabilities:
Inventories	(833,670)	(1,785,759)
Prepaid expenses	(411,560)	(312,120)
Accounts payable and accrued liabilities	497,625	306,416
Other liabilities	12,372,996	318,080
Unearned revenues	1,434,470	1,330,620
Income tax payable	305,000	-

Net cash provided by operating activities	34,237,970	9,991,418

Cash flows from investing activities:
Additions to fixed assets	(101,706)	(3,930)
Purchase of available for sale securities	(999,029)	-

Net cash (used in) investing activities	(1,100,735)	(3,930)

Cash flows from financing activities:
Restricted cash	(37,845,432)	-
Proceeds from investor deposits	37,845,432	-
Payment of dividends	(18,526,177)	(10,439,044)

Net cash provided by (used in) financing activities	(18,526,177)	(10,439,044)

Net increase (decrease) in cash	14,611,058	(451,556)

Cash, beginning of period	554,562	1,006,118

Cash, end of period	$15,165,620	$554,562

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$800	$1,200

Non-cash investing and financing activities:
Unrealized loss on available for sale securities	$163,064	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008

Note 1 - ORGANIZATION

EFT Biotech Holdings, Inc. (“EFT Holdings” or “the Company”), formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc., was incorporated in the State of Nevada on March 19, 1992.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its common stock in connection with a share exchange with the stockholders of EFT BioTech, Inc. (“EFT BioTech”), a Nevada Corporation formed on September 18, 2007 (the “Transaction”), pursuant to which EFT BioTech became a wholly-owned subsidiary of the Company. The 53,300,000 common shares issued represented approximately 87.01% of the Company’s common stock outstanding after the Transaction. Consequently, the stockholders of EFT BioTech, Inc. own a majority of the Company's common stock immediately following the Transaction, therefore, the Transaction is being accounted for as a "reverse acquisition", and EFT BioTech is deemed to be the accounting acquirer in the reverse acquisition.

The Company is a holding company and conducts its business through the operations of EFT BioTech and EFT BioTech’s wholly-owned subsidiary, EFT Limited, a British Virgin Islands company (“BVI”).  EFT Limited (BVI) has four wholly-owned subsidiaries: EFT, Inc., Top Capital, Ltd. (BVI), EFT (HK), Ltd. and EFT International Ltd. (BVI).

The Company, through its subsidiaries, is engaged in the E-Business designed around the concept of Business-to-customer using the World Wide Web as its “storefront” and business platform to market, sell and distribute 43 American brand products consisting of 22 nutritional products, 18 personal care products, 2 automotive fuel additives, 1 home product and a portable drinking container.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. The Company’s operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency. The financial statements of the subsidiary are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Stockholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement.  During the years 2008 and 2007 there have been immaterial currency fluctuations between HKD and USD.

F-5

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains its accounts in banks, several of which exceed the federally insured limit. In aggregate, approximately $51.5 million were out of federally insured limit.

Available for sale securities

The Company’s investments in publicly traded equity securities are classified as available-for-sale and are reported at fair value (based on quoted prices and market prices) using the specific identification method. Unrealized gains and losses, net of taxes, are reported as a component of stockholders’ equity. Realized gains and losses on investments are included in investment and other income, net when realized. Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized in income when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to market value, if lower.   Inventory consists of  high tech nutritional, cosmetic, automotive maintenance and environmentally safe products.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery & equipment	3 years
Computers & office equipment	3 years
Automobile	5 years

For the years ended March 31, 2008 and 2007, depreciation expenses were $38,340 and $22,192, respectively.

F-6

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2008 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, (“SAB 104”), EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”) and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its sales affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue.

Warranty

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include replacement over a period of six months. Factors that affect the Company’s warranty liability include the number of products currently under warranty, historical and anticipated rates of warranty claims on those products, and cost per claim to satisfy the warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the warranty period is only six months and replacement is generally already in stock or available at pre-determined price. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability.

F-7

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Shipping Costs

The Company’s shipping costs are included in cost of sales in the accompanying Consolidated Statements of Operations and Other Comprehensive Income for all periods presented.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. For the years ended March 31, 2008 and 2007, advertising expenses were $1,540 and $595, respectively.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007 The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Net Income Per Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net income per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented is comprised of net income and unrealized loss on marketable securities classified as available-for-sale.

F-8

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit. The Company’s accounts receivable is constantly at a marginal to zero dollar ($0) level and its revenues are derived from orders place by consumers located anywhere in the world over the Company’s designate internet portal. The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its historical “sound and quality” after sales customer services provided to affiliates and customers. Historically, such customer services have been maintained in accordance with the management expectations. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recent accounting pronouncements

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

F-9

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Note 3 - FINANCIAL INSTRUMENTS

Disclosures about Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments. The fair value of investments has been estimated based on quoted market prices, which the Company currently believes are indicative of fair value.

Investments

The following table summarizes the fair value and cost of the Company’s investments. The Company’s investments are mainly on equity securities mutual funds.

	March 31, 2008			March 31, 2007
	Fair Value	Cost	Unrealized (Loss)	Fair Value	Cost	Unrealized (Loss)

Equity securities	$835,965	$999,029	$(163,064)	$-	$-	$-
Investments	835,965	999,029	(163,064)	-	-	-
Short-term	835,965	999,029	(163,064)	-	-	-
Long-term	-	-	-	-	-	-
Investments	$835,965	$999,029	$(163,064)	$-	$-	$-

Note 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	March 31,
	2008	2007

Automobile	$176,384	$108,775
Computer equipment	22,068	-
Machinery and equipment	15,959	3,930
	214,411	112,705
Less: Accumulated depreciation	(74,305)	(35,965)
	$140,106	$76,740

F-10

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Note 5 – OTHER LIABILITIES

Other liabilities consist of the following:

	March 31,
	2008	2007

Commission payable	$12,028,644	$-
Payroll liabilities	671,409	322,950
Warranty liability	85,608	48,696
Other	2,053	6,160
	$12,787,714	$377,806

Note 6 – STOCKHOLDERS’ EQUITY

Common stock

As of March 31, 2008 the Company has 4,975,000,000 shares of common stock authorized and 61,022,414 shares issued and outstanding at par value $0.0001 per share.

Dividend

For the years ended March 31, 2008 and 2007, approximately $18.5 million and $10.4 million dividends were paid to the stockholders of EFT BioTech before the merger.

Deposits from investors and restricted cash

In March 2008, The Company received $37,845,432 deposits related to a private placement of its common stock to non-resident aliens at a purchase price of $3.80 per unit, for a unit consisting of one share of common stock and one common stock redeemable purchase warrant. The private placement offering will terminate on October 25, 2008.

Note 7 - INCOME TAXES

The Company was incorporated in the United States of America (“US”) and has operations in three tax jurisdictions - the United States of America, the Hong Kong Special Administrative Region (“HK SAR”) and the BVI. The Company generated substantially all of its net income from its BVI operations for the years ended March 31, 2008 and 2007 which are not subject to any tax provision according to BVI tax law. The Company’s HK SAR subsidiaries had no taxable income in the respective periods. The deferred tax assets for the Company’s US operations and HK SAR subsidiaries were immaterial at March 31, 2008 and 2007.

The income tax expenses consist of the following:

	Years Ended
	March 31,
	2008	2007

Current:
Domestic	$305,800	$1,200
Foreign	-	-
Deferred	-	-
Income tax expenses	$305,800	$1,200

F-11

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Uncertain Tax Positions

As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. Interest associated with unrecognized tax benefits are classified as income tax and penalties are classified in selling, general and administrative expenses in the statements of operations. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

For the years ended March 31, 2008 and 2007, the Company had no unrecognized tax benefits and related interest and penalties expenses.  Currently, the Company is not subject to examination by major tax jurisdictions.

Note 8 - WARRANTY LIABILITY

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. Changes in warranty liability for standard warranties which are included in current liabilities on the Company’s Consolidated Balance Sheets are presented in the following tables:

	Years Ended
	March 31,
	2008	2007

Warranty liability at beginning of year	$48,696	$-
Costs accrued	36,912	48,696
Service obligations honored	-	-
Warranty liability at end of year	$85,608	$48,696
Current portion	$85,608	$48,696
Non-current portion	-	-
Warranty liability at end of year	$85,608	$48,696

Note 9 - COMMITMENTS

Operating Lease

The Company leases office space in the US under an operating lease agreement.  The lease provides for monthly lease payments approximating $10,063 and expires on July 31, 2009. Future minimum lease payments under the operating leases as of March 31, 2008 approximate the following:

Year Ending March 31,
---------------------------
2009	$120,756
2010, four months	40,250

The Company rents office space for its sales division in Hong Kong.  The lease provides for monthly lease payments approximating $50,000 USD and expires on March 31, 2012.  Future minimum lease payments under the operating lease are as follows:

F-12

EFT BIOTECH HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
MARCH 31, 2008

Year Ending March 31,
---------------------------
2009	$360,000
2010	360,000
2011	360,000
2012	360,000

Rent expenses for the year ended March 31, 2008 and March 31, 2007 were approximately $487,896 and $144,544, respectively.

Note 10 – SUBSEQUENT EVENTS

On July 15, 2008, the Company signed a loan agreement with Excalibur to lend $19,193,000 (New Taiwan Dollar 582,452,000) expiring at the end of October 2008. The loan is not interest bearing and secured by Excalibur’s vessel.

On July 18, 2008, the Company loaned $1,567,000 to Excalibur International Marine Corporation (“Excalibur”), a shipping company located in Taiwan.  The loan was not evidenced by a written note, was not interest bearing and was due upon demand.

On September 23, 2008, the Company signed a loan agreement with Excalibur to lend $2,000,000 at interest rate of 3.75% per month with a term of no more than 60 days.

F-13

EFT BIOTECH HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2008 AND 2007

(Unaudited)

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets - Unaudited	F-1

Consolidated Statements of Operations and Other Comprehensive Income - Unaudited	F-2

Consolidated Statements of Cash Flows - Unaudited	F-3

Notes to Unaudited Consolidated Financial Statements	F-4

EFT BIOTECH HOLDINGS, INC.
Consolidated Balance Sheets

	September 30,	March 31,
	2008	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$35,328,559	$15,165,620
Inventories	5,239,693	2,619,429
Available for sale securities	714,874	835,965
Prepaid expenses and other receivable	262,239	793,760
Note receivable	21,193,000	-

Total current assets	62,738,365	19,414,774

Note receivable	1,567,000	-
Property and equipment, net	173,776	140,106
Restricted cash	-	37,845,432
Security deposit	27,108	27,108

Total assets	$64,506,249	$57,427,420

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$590,087	$804,041
Other liabilities	3,593,322	12,787,714
Unearned revenues	198,735	3,945,805
Deposits from investors	52,279,728	37,845,432
Income tax payable	489,000	305,000

Total current liabilities	57,150,872	55,687,992

Stockholders' equity
Preferred stock, $.001 par value, 25,000,000 shares authorized,
none issued and outstanding	-	-
Common stock, $0.0001 par value, 4,975,000,000 authorized,
61,089,081 and 61,022,414 shares issued and outstanding
at September 30, 2008 and March 31, 2008	6,109	6,102
Additional paid in capital	1,173	1,060
Retained earnings	7,632,250	1,895,330
Accumulated other comprehensive loss	(284,155)	(163,064)

Total stockholders' equity	7,355,377	1,739,428

Total liabilities and stockholders' equity	$64,506,249	$57,427,420

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Operations and Other Comprehensive Income (Unaudited)

	Six Months Ended September 30,
	2008	2007

Sales revenues, net	$9,420,326	$14,091,775
Shipping charge	2,829,110	4,514,280
	12,249,436	18,606,055

Cost of goods sold	3,311,782	5,219,514
Shipping cost	1,465,441	2,130,082
	4,777,223	7,349,596

Gross profit	7,472,213	11,256,459

Selling, general and administrative expenses	2,329,916	1,019,993

Net operating income	5,142,297	10,236,466

Other income (expense)
Interest income	772,120	22,180
Investment income	7,088	-
Foreign exchange gain (loss)	355	(121)
Other income (expense), net	(140)	93,055

Total other income	779,423	115,114

Net income before income taxes	5,921,720	10,351,580

Income taxes	184,800	800

Net income	$5,736,920	$10,350,780

Unrealized gain (loss) on available for sale securities	(121,091)	62,723

Comprehensive income	$5,615,829	$10,413,503

Net income per common share
Basic and diluted	$0.09	$0.17

Weighted average common shares outstanding
Basic and diluted	61,086,531	59,821,414

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$5,736,920	$10,350,780
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	24,117	19,170
Warranty liability	(42,696)	-
Stock based compensation	120	-
Changes in operating assets and liabilities:
Inventories	(2,620,264)	(1,510,679)
Prepaid expenses and other receivable	531,521	382,200
Accounts payable	(213,954)	179,446
Other liabilities	(9,151,696)	161,474
Unearned revenues	(3,747,070)	330,815
Income tax payable	184,000	-

Net cash provided by (used in) operating activities	(9,299,002)	9,913,206

Cash flows from investing activities:
Increase in note receivable	(22,760,000)	-
Additions to fixed assets	(57,787)	(67,609)
Purchase in investments	-	(935,365)
Increase in due from officer	-	(1,828)

Net cash (used in) investing activities	(22,817,787)	(1,004,802)

Cash flows from financing activities:
Restricted cash	37,845,432	-
Proceeds from investor deposits	14,434,296	-

Net cash provided by financing activities	52,279,728	-

Net increase in cash	20,162,939	8,908,404

Cash, beginning of period	15,165,620	554,562

Cash, end of period	$35,328,559	$9,462,966

Supplemental disclosures of cash flow information:
Interest paid in cash	$-	$-
Income taxes paid in cash	$800	$800

The accompanying notes are an integral part of these consolidated financial statements.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008

Note 1 - ORGANIZATION

EFT Biotech Holdings, Inc. (“EFT Holdings” or “the Company”), formerly HumWare Media Corporation, GRG, Inc., Ghiglieri Corporation, Karat Productions, Inc., was incorporated in the State of Nevada on March 19, 1992.

On November 18, 2007, the Company issued an aggregate of 53,300,000 shares of its common stock in connection with a share exchange with the stockholders of EFT BioTech, Inc. (“EFT BioTech”), a Nevada Corporation formed on September 17, 2007 (the “Transaction”), pursuant to which EFT BioTech became a wholly-owned subsidiary of the Company. The 53,300,000 common shares issued represented approximately 87.01% of the Company’s common stock outstanding after the Transaction. Consequently, the stockholders of EFT BioTech, Inc. own a majority of the Company's common stock immediately following the Transaction, therefore, the Transaction is being accounted for as a "reverse acquisition", and EFT BioTech is deemed to be the accounting acquirer in the reverse acquisition.

On September 17, 2007, EFT BioTech acquired EFT Limited, a British Virgin Islands company (“BVI”) formed on August 22, 2007, pursuant to which EFT Limited (BVI) became a wholly-owned subsidiary of EFT BioTech.  Since both EFT BioTech and EFT Limited (BVI) were under the common control, this acquisition represents a reorganization of entities under common control.

EFT Limited (BVI) has four wholly-owned subsidiaries: EFT, Inc., a California company formed on January 1, 2003, Top Capital, Ltd. (BVI), a BVI company formed on May 22, 2002, EFT (HK), Ltd., a Hong Kong (“HK”) company formed on November 1, 2006 and EFT International Ltd. (BVI), a BVI company formed on April 20, 2005, which it acquired all on November 14, 2007.  As EFT Limited (BVI) and the four companies being acquired were under the common control, this acquisition also represents a reorganization of entities under common control.

The Company, through its subsidiaries, is engaged in the E-Business designed around the concept of Business-to-customer using the World Wide Web as its “storefront” and business platform to market, sell and distribute 43 American brand products consisting of 22 nutritional products, 18 personal care products, 2 automotive fuel additives, 1 home product and a portable drinking container.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Foreign Currency

The Company’s reporting currency is the U.S. dollar. The Company’s operation in Hong Kong uses Hong Kong dollar (HKD) as its functional currency. The financial statements of the subsidiary are translated into U.S. Dollars (USD) in accordance with Statement of Financial Accounts Standards (SFAS) No. 52, Foreign Currency Translation. According to the Statement, all assets and liabilities were translated at the current exchange rate, stockholders equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income as a Component of Stockholders Equity. Foreign exchange transaction gains and losses are reflected in the income statement.  During the six months ended September 30, 2008 and 2007 there have been immaterial currency fluctuations between HKD and USD.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains its accounts in banks, several of which exceed the federally insured limit. In aggregate, approximately $35.6 million were out of federally insured limit.

Available for sale securities

The Company’s investments in publicly traded equity securities are classified as available-for-sale and are reported at fair value (based on quoted prices and market prices) using the specific identification method. Unrealized gains and losses are reported as a component of stockholders’ equity. Realized gains and losses on investments are included in investment and other income, net when realized. Any impairment loss to reduce an investment’s carrying amount to its fair market value is recognized in income when a decline in the fair market value of an individual security below its cost or carrying value is determined to be other than temporary.

Inventories

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market. The Company records a write-down for inventories which have become obsolete. The Management compares the cost of inventories with the market value and allowance is made for writing down the inventories to market value, if lower. Inventory consists of high tech nutritional, cosmetic, automotive maintenance and environmentally safe products.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Machinery and equipment	3 years
Office equipment and furniture	3 years
Automobile	5 years

For the six months ended September 30, 2008 and 2007, depreciation expenses were $24,117 and $19,170, respectively.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Long-Lived Assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a Disposal of a Segment of a Business. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of September 30, 2008 there were no significant impairments of its long-lived assets.

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments.

Revenue Recognition

The Company’s revenue recognition policy is in accordance with the requirements of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, (“SAB 104”), EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF 01-09”) and other applicable revenue recognition guidance and interpretations. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.  Cash consideration given by the Company to its sales affiliates is considered to be a reduction of the selling prices of the Company's products, thus, is recorded as a reduction of revenue.

Warranty

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. The specific warranty terms and conditions vary depending upon the product sold, but generally include replacement over a period of six months. Factors that affect the Company’s warranty liability include the number of products currently under warranty, historical and anticipated rates of warranty claims on those products, and cost per claim to satisfy the warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the estimated warranty obligation. The other factors are less significant due to the fact that the warranty period is only six months and replacement is generally already in stock or available at pre-determined price. Warranty claims are relatively predictable based on historical experience of failure rates. If actual results differ from the estimates, the Company revises its estimated warranty liability.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Shipping Costs

The Company’s shipping costs are included in cost of sales in the accompanying Consolidated Statements of Operations and Other Comprehensive Income for all periods presented.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. For the six months ended September 30, 2008 and 2007, advertising expenses were $85,871 and $770, respectively.

Income Taxes

The Company utilizes SFAS No. 109, Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007 The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Net Income Per Share

Basic net income per share is computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted net income per share is computed on the basis of the weighted average number of common shares and common share equivalents outstanding. Dilutive securities having an anti-dilutive effect on diluted net income per share are excluded from the calculation.

Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Comprehensive income

Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments from owners and distributions to owners. For the Company, comprehensive income for the periods presented is comprised of net income and unrealized gain/loss on marketable securities classified as available-for-sale.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions, but several of its bank accounts exceed the federally insured limit, thus are exposed to credit risk in the case of financial institutions failure. The Company’s accounts receivable is constantly at a marginal to zero dollar ($0) level and its revenues are derived from orders place by consumers located anywhere in the world over the Company’s designate internet portal. The Company maintains a zero dollar ($0) allowance for doubtful accounts and authorizes credits based upon its historical “sound and quality” after sales customer services provided to affiliates and customers. Historically, such customer services have been maintained in accordance with the management expectations. The Company routinely assesses the credits authorized to its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recent accounting pronouncements

In March 2008, FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

On May 8, 2008, FASB issued Statement of Financial Accounting Standards (SFAS) No. 162, The Hierarchy of Generally Accepted Accounting Principles, which will provide framework for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (GAAP) for nongovernmental entities. With the issuance of SFAS No. 162, the GAAP hierarchy for nongovernmental entities will move from auditing literature to accounting literature.  The Company is currently assessing the impact of SFAS No. 162 on its financial position and results of operations.

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. The Company is currently evaluating the potential impact of the adoption of SFAS 141R on its consolidated financial position, results of operations or cash flows.

In December 2007, FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This statement is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the potential impact of the adoption of SFAS 160 on its consolidated financial position, results of operations or cash flows.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Note 3 - FINANCIAL INSTRUMENTS

Disclosures about Fair Value of Financial Instruments

Statement of financial accounting standard No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company discloses estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value due to the short term maturity of these instruments. The fair value of investments has been estimated based on quoted market prices, which the Company currently believes are indicative of fair value.

Investments

The following table summarizes the fair value and cost of the Company’s investments. The Company’s investments are mainly on equity securities mutual funds.

	September 30, 2008			March 31, 2008
	Fair Value	Cost	Unrealized (Loss)	Fair Value	Cost	Unrealized (Loss)

Equity securities	$714,874	$999,029	$(284,155)	$835,965	$999,029	$(163,064)
Investments	714,874	999,029	(284,155)	835,965	999,029	(163,064)
Short-term	714,874	999,029	(284,155)	835,965	999,029	(163,064)
Long-term	-	-	-	-	-	-
Investments	$714,874	$999,029	$(284,155)	$835,965	$999,029	$(163,064)

Note 4 - NOTE RECEIVABLE

On September 23, 2008, the Company signed a loan agreement denominated in U.S. dollars with Excalibur to lend $2,000,000 at interest rate of 3.75% per month with a term of no more than 60 days.

On July 18, 2008, the Company lent $1,567,000 to Excalibur International Marine Corporation (“Excalibur”).  The loan has no written note, is not interest bearing and due upon demand.

On July 15, 2008, the Company signed a loan agreement with Excalibur to lend $19,193,000 (New Taiwan Dollar 582,452,000) expiring at the end of October 2008. The loan is not interest bearing and secured by Excalibur’s vessel.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

Note 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30,	March 31,
	2008	2008

Automobile	$176,384	$176,384
Office equipment and furniture	42,836	22,068
Machinery and equipment	15,959	15,959
Leasehold improvements	37,019	-
	272,198	214,411
Less: Accumulated depreciation	(98,422)	(74,305)
	$173,776	$140,106

Note 6 – OTHER LIABILITIES

Other liabilities consist of the following:

	September 30,	March 31,
	2008	2008

Commission Payable	$2,904,510	$12,028,644
Payroll Liabilities	645,900	671,409
Warranty liability	42,912	85,608
Other	-	2,053
	$3,593,322	$12,787,714

Note 7 – STOCKHOLDERS’ EQUITY

Common stock

As of September 30, 2008 the Company has 4,975,000,000 shares of common stock authorized and 61,089,081 shares issued and outstanding at par value $0.0001 per share.

During the six months ended September 30, 2008, The Company issued 66,667 shares of Common Stock.

Deposits from investors

In March 2008, The Company received $37,845,432 deposits related to a private placement of its common stock to non-resident aliens at a purchase price of $3.80 per unit, for a unit consisting of one share of common stock and one common stock redeemable purchase warrant. During the six months ended September 30, 2008, the Company received $14,434,296 deposits from investors for the same private placement.  The private placement offering was terminated on October 25, 2008.

Note 8 - INCOME TAXES

The Company was incorporated in the United States of America (“US”) and has operations in three tax jurisdictions - the United States of America, the Hong Kong Special Administrative Region (“HK SAR”) and the BVI. The Company generated substantially all of its net income from its BVI operations for the six months ended September 30, 2008 and 2007 which are not subject to any tax provision according to BVI tax law. The Company’s HK SAR subsidiaries had no taxable income in the respective periods. The deferred tax assets for the Company’s US operations and HK SAR subsidiaries were immaterial at September 30, 2008 and 2007.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

The income tax expenses consist of the following:

	Six Months Ended September 30,
	2008	2007

Current:
Domestic	$184,800	$800
Foreign	-	-
Deferred	-	-
Income tax expenses	$184,800	$800

A reconciliation of income taxes, with the amount computed by applying the statutory federal income tax rate (37% for the six months ended September 30, 2008 and 2007) to income before income taxes for the six months ended September 30, 2008 and 2007, is as follows:

	Six Months Ended September 30,
	2008	2007

Income tax at U.S. statutory rate	$1,715,862	$3,105,234
State minimum tax	800	800
Indefinitely invested earnings of foreign subsidiaries	(1,540,991)	(3,108,027)
Nondeductible expenses	9,129	2,793
	$184,800	$800
Effective tax rate	3%	-

The Company’s effective tax rate increased for the six months ended September 30, 2008, compared to the same period of 2007, is due to a higher proportion of its operating profits being generated in the U.S.

Uncertain Tax Positions

As a result of the implementation of Interpretation 48, the Company recognized no material adjustments to liabilities or stockholders’ equity. Interest associated with unrecognized tax benefits are classified as income tax and penalties are classified in selling, general and administrative expenses in the statements of operations. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

For the six months ended September 30, 2008 and 2007, the Company had no unrecognized tax benefits and related interest and penalties expenses.  Currently, the Company is not subject to examination by major tax jurisdictions.

Note 9 - WARRANTY LIABILITY

The Company records warranty liabilities at the time of sale for the estimated costs that may be incurred under its limited warranty. Changes in warranty liability for standard warranties which are included in current liabilities on the Company’s Consolidated Balance Sheets are presented in the following tables:

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

	September 30,	March 31,
	2008	2008

Warranty liability at beginning of period	$85,608	$48,696
Costs accrued (recovered)	(42,696)	36,912
Service obligations honored	-	-
Warranty liability at end of period	$42,912	$85,608
Current portion	$42,912	$85,608
Non-current portion	-	-
Warranty liability at end of period	$42,912	$85,608

Note 10 - COMMITMENT

Operating Lease

The Company leases office space in the US under an operating lease agreement.  The lease provides for monthly lease payments approximating $10,063 and expires on July 31, 2009. Future minimum lease payments under the operating leases as of September 30, 2008 approximate the following:

Year Ending March 31,
---------------------------
2009	$60,378
2010	40,250

The Company rents office space for its sales division in Hong Kong.  The lease provides for monthly lease payments approximating $50,000 USD and expires on March 31, 2012.  Future minimum lease payments under the operating lease are as follows:

Year Ending March 31,
---------------------------
2009	$180,000
2010	360,000
2011	360,000
2012	360,000

Rent expenses for the six months ended September 30, 2008 and 2007 were approximately $244,305 and $244,923, respectively.

Note 11 – SUBSEQUENT EVENTS

a.	On October 20, 2008, the Company formed EFT Investment Co., Ltd. EFT Investment Co., Ltd. is a wholly-owned subsidiary of EFT Biotech Holdings, Inc. and operates in Taiwan.

b.
On October 25, 2008, the Company through its wholly-owned subsidiary, EFT Investment Co. Ltd, a Taiwan company formed in November 2008, completed the acquisition of 49% shares of Excalibur, a shipping Company located in Taiwan.

c.	In November 14, 2008, the note receivable of $19,193,000 (New Taiwan Dollar 582,452,000) was paid back in full by Excalibur.

EFT BIOTECH HOLDINGS, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
SEPTEMBER 30, 2008

d.	In November 2008, the Company issued 14,894,090 shares pursuant to the private placement closed on October 25, 2008.